CHANGES TO OUR AFFILIATION AGREEMENTS WITH SPRINT PCS. Concurrently with the consummation of the debt exchange, we executed amendments to our affiliation agreements with Sprint PCS, which we believe significantly improve the economics of our relationship with Sprint and will result in lower estimated operating costs and an estimated positive annual cash impact of more than $15 million per year as compared to our previous arrangement with Sprint PCS. With the execution of these amendments, we became the first PCS Affiliate of Sprint to successfully negotiate material economic changes to its affiliation agreements.

The amendments, among other things, establish fixed per subscriber costs for services we purchase from Sprint through December 31, 2006 in the form of two new fees. The amendments create a new "CCPU fee," which consolidates numerous fees that were previously settled separately, for back office services such as billing and customer care. The CCPU fee has been set at $7.70 per average subscriber per month through December 31, 2006, which represents a reduction from the actual per subscriber costs of the combined services through September 30, 2003. The amendments also create a new "CPGA fee," which consolidates numerous fees that were previously settled separately, for marketing services, such as subscriber activation and handset logistics. The CPGA fee will be calculated as 5% of Sprint PCS' most recently reported cost per gross addition and is applied to the actual number of gross subscriber activations we experience on a monthly basis, which also represents a reduction from the actual per subscriber activation costs of the combined services through September 30, 2003.

The amendments to our affiliation agreements with Sprint PCS also establish a fixed reciprocal roaming rate with Sprint PCS and other PCS Affiliates of Sprint through December 31, 2005 at $0.058 per minute for voice minutes and $0.0014 per Kb for data. After December 31, 2005, the reciprocal voice and data roaming rates will be based on a predetermined formula. These new fixed rates are higher than the rates we expected Sprint PCS to establish beginning in 2004 under our previous arrangements.

The amendments to our affiliation agreements with Sprint PCS also permit us to challenge a change in Sprint's program requirements if we can demonstrate that such change is materially adverse to our operations (as specified in the amendments) and require that Sprint PCS compensate us to a specified extent if it still requires us to implement such change. Under our prior arrangement with Sprint PCS, Sprint PCS could deem us in breach of our affiliation agreements if we failed to implement a program change, even if such a change would have an adverse impact on our operations.

The amendments to our affiliation agreements with Sprint PCS also grant us the right to amend our management agreements or services agreements with Sprint PCS to obtain the most favorable terms provided under a management agreement or services agreement between Sprint and a PCS Affiliate of Sprint similarly situated to us if, prior to December 31, 2006, Sprint amends the terms of any of those agreements of such similarly situated PCS Affiliates of Sprint. This right is only effective, however, if we agree to accept all the terms and conditions set forth in the other agreements and is subject to specified restrictions on its applicability. We are currently evaluating the terms set forth in amendments to certain affiliation agreements between Sprint PCS and another PCS Affiliate of Sprint executed subsequent to ours. This amendment, if adopted, would alter the terms of our affiliation agreements with Sprint PCS to include, among other things, (1) an extension of our fixed voice reciprocal roaming rate through December 31, 2006, (2) an extension of, and an increase in, our fixed reciprocal data roaming rate through December 31, 2006 and (3) an increase in our per subscriber activation fee. We expect to decide whether to exercise our right with respect to this amendment in the second half of January 2004.

Unaudited pro forma condensed consolidated financial Information

The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2003 and unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2003 and 2002 and the year ended December 31, 2002 give effect to:

o the debt exchange completed in November 2003 in which we issued the November 2003 notes and Alamosa Holdings issued shares of series B convertible preferred stock for approximately 97% of our previously outstanding senior notes;

o the financial impact of amendments to our affiliation agreements with Sprint PCS that were completed in connection with the debt exchange; and

o The completion of a potential debt financing,

in each case as if such transactions occurred on the first day of the respective period presented, in the case of statement of operations data, and at the end of the respective period presented, in the case of balance sheet data.

The pro forma adjustments are based upon available information, including the financial terms of the amendments to our affiliation agreements with Sprint PCS, and certain assumptions that we believe are reasonable. These adjustments include:

o adjustment for the impact of incurring charges from Sprint for back office and other customer care services at a monthly per subscriber rate of $7.70 for the pro forma periods (the CCPU fee) instead of the actual expenses incurred and reported by us for these same services for the respective periods. This impact is reflected as an adjustment to our cost of services and operations.

o adjustment for the impact of incurring charges from Sprint for customer acquisition and related sales and marketing services at a per subscriber activation rate equal to 5% of Sprint PCS' reported CPGA over the pro forma periods (the CPGA fee) instead of the actual expenses incurred and reported by us for these same services for the respective periods. This impact is reflected as an adjustment to our selling and marketing expenses.

o adjustment for the impact of applying a $0.058 per minute reciprocal roaming rate on the total number of inbound minutes used on our portion of the PCS network of Sprint by subscribers of Sprint PCS and other PCS Affiliates of Sprint based outside of our territory for the pro forma periods, instead of the prevailing reciprocal roaming rate for such minutes during the respective periods. This impact is reflected as an adjustment to roaming revenue.

o adjustment for the impact of applying the $0.058 per minute reciprocal roaming rate on the total number of outbound minutes used by our subscribers on portions of the PCS network of Sprint outside our territory for the pro forma periods, instead of the prevailing reciprocal roaming rate for such minutes during the respective periods. This impact is reflected as an adjustment to roaming expense that is included in cost of service and operations.

o reduction in interest expense resulting from the issuance of lower interest rate debt at a lower aggregate principal amount pursuant to our debt exchange.

o adjustment for the impact of the issuance by Alamosa Holdings of the series B preferred stock pursuant to the debt exchange. This impact is reflected as an adjustment to additional paid-in capital.

We derived this information from our unaudited consolidated financial statements as of and for the nine months ended September 30, 2003 and 2002, as well as from our audited consolidated financial statements for the year ended December 31, 2002. This information is only a summary and should be read in conjunction with our historical financial statements and related notes, included elsewhere in this offering memorandum.

We have presented these unaudited pro forma condensed consolidated financial statements and related notes hereto to demonstrate the financial impact of the transactions reflected in the financial statements and this offering and assist you in your analysis of our financial performance. However, we are providing the unaudited pro forma condensed consolidated financial information for illustrative purposes only. You should not rely on the unaudited pro forma condensed consolidated financial information as being indicative of the historical results that would have been achieved had the transactions occurred at the beginning of each period.

ALAMOSA (DELAWARE), INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
September 30, 2003

                                                                                  DEBT
                                                                                EXCHANGE
                                                              HISTORICAL      TRANSACTIONS
                                                            ------------- -------------------
(dollars in thousands)
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ................................  $   97,687      $   (19,531)(a)
 Restricted cash ..........................................           1               --
 Customer accounts receivable, net ........................      28,307               --
 Receivable from Sprint ...................................      26,018               --
 Interest receivable ......................................          --               --
 Inventory ................................................       6,020               --
 Prepaid expenses and other assets ........................       8,018               --
 Deferred customer acquisition costs ......................       8,354               --
 Deferred tax asset .......................................       5,988               --
                                                             ----------      -----------
  Total current assets ....................................     180,393          (19,531)
 Property and equipment, net ..............................     429,052               --
 Debt issuance costs, net .................................      29,692          (15,819)(m)
 Intangible assets, net ...................................     458,371               --
 Other noncurrent assets ..................................       7,119               --
                                                             ----------      -----------
  Total assets ............................................  $1,104,627      $   (35,350)
                                                             ==========      ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
 Accounts payable .........................................  $   16,741      $        --
 Accrued expenses .........................................      40,943               --
 Payable to Sprint ........................................      27,692               --
 Interest payable .........................................       9,152           (7,763)(l)
 Deferred revenue .........................................      22,494               --
 Current maturities of long term debt .....................      15,000               --
 Current installments of capital leases ...................         592               --
 Payable to Parent ........................................         365               --
                                                             ----------      -----------
  Total current liabilities ...............................     132,979           (7,763)
                                                             ----------      -----------
LONG TERM LIABILITIES:
 Capital lease obligations ................................         894               --
 Other noncurrent liabilities .............................      10,092               --
 Deferred tax liability ...................................      12,439           12,243(p)
 Future cash interest .....................................          --           19,404(c)
 Senior secured debt ......................................     185,000               --
 Potential debt financing..................................          --               --
 11% senior notes due 2010 ................................          --          250,851(c)
 12% senior discount notes due 2009 .......................          --          188,470(c)
 13 5/8% senior notes due 2011 ............................     150,000         (147,525)(c)
 12-% senior notes due 2011 ...............................     250,000         (238,400)(c)
 127/8% senior discount notes due 2010 ....................     295,345         (289,954)(c)
                                                             ----------      -----------
  Total long term liabilities .............................     903,770         (204,911)
                                                             ----------      -----------
  Total liabilities .......................................   1,036,749         (212,674)
                                                             ----------      -----------
 Commitments and contingencies ............................          --               --
 STOCKHOLDER'S EQUITY:
 Preferred stock ..........................................          --               --
 Common stock .............................................          --               --
 Additional paid-in capital ...............................     799,230          194,963(n)
 Accumulated deficit ......................................    (730,340)         (17,639)(o)
 Unearned compensation ....................................        (170)              --
 Accumulated other comprehensive loss, net of tax .........        (842)              --
                                                             ----------      -----------
  Total stockholder's equity ..............................      67,878          177,324
                                                             ----------      -----------
  Total liabilities and stockholder's equity ..............  $1,104,627      $   (35,350)
                                                             ==========      ===========



                                                                             ISSUANCE OF
                                                                               POTENTIAL
                                                               SUBTOTAL     DEBT FINANCING        TOTAL
                                                            ------------- ------------------ -------------
(dollars in thousands)
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ................................  $   78,156     $     17,812(b)   $   95,968
 Restricted cash ..........................................           1               --               1
 Customer accounts receivable, net ........................      28,307               --          28,307
 Receivable from Sprint ...................................      26,018               --          26,018
 Interest receivable ......................................          --               --              --
 Inventory ................................................       6,020               --           6,020
 Prepaid expenses and other assets ........................       8,018               --           8,018
 Deferred customer acquisition costs ......................       8,354               --           8,354
 Deferred tax asset .......................................       5,988               --           5,988
                                                             ----------     ------------      ----------
  Total current assets ....................................     160,862           17,812         178,674
 Property and equipment, net ..............................     429,052               --         429,052
 Debt issuance costs, net .................................      13,873           (3,841)(d)      10,032
 Intangible assets, net ...................................     458,371               --         458,371
 Other noncurrent assets ..................................       7,119               --           7,119
                                                             ----------     ------------      ----------
  Total assets ............................................  $1,069,277     $     13,971      $1,083,248
                                                             ==========     ============      ==========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
 Accounts payable .........................................  $   16,741     $         --      $   16,741
 Accrued expenses .........................................      40,943               --          40,943
 Payable to Sprint ........................................      27,692               --          27,692
 Interest payable .........................................       1,389               --           1,389
 Deferred revenue .........................................      22,494               --          22,494
 Current maturities of long term debt .....................      15,000          (15,000)(b)          --
 Current installments of capital leases ...................         592               --             592
 Payable to Parent ........................................         365               --             365
                                                             ----------     ------------      ----------
  Total current liabilities ...............................     125,216          (15,000)        110,216
                                                             ----------     ------------      ----------
LONG TERM LIABILITIES:
 Capital lease obligations ................................         894               --             894
 Other noncurrent liabilities .............................      10,092               --          10,092
 Deferred tax liability ...................................      24,682               --          24,682
 Future cash interest .....................................      19,404               --          19,404
 Senior secured debt ......................................     185,000         (185,000)(b)          --
 Potential debt financing .................................          --          225,000(b)      225,000
 11% senior notes due 2010 ................................     250,851               --         250,851
 12% senior discount notes due 2009 .......................     188,470               --         188,470
 13 5/8% senior notes due 2011 ............................       2,475               --           2,475
 12-% senior notes due 2011 ...............................      11,600               --          11,600
 127/8% senior discount notes due 2010 ....................       5,391               --           5,391
                                                             ----------     ------------      ----------
  Total long term liabilities .............................     698,859           40,000         738,859
                                                             ----------     ------------      ----------
  Total liabilities .......................................     824,075           25,000         849,075
                                                             ----------     ------------      ----------
 Commitments and contingencies ............................          --               --              --
 STOCKHOLDER'S EQUITY:
 Preferred stock ..........................................          --               --              --
 Common stock .............................................          --               --              --
 Additional paid-in capital ...............................     994,193               --         994,193
 Accumulated deficit ......................................    (747,979)         (11,029)(d)    (759,008)
 Unearned compensation ....................................        (170)              --            (170)
 Accumulated other comprehensive loss, net of tax .........        (842)              --            (842)
                                                             ----------     ------------      ----------
  Total stockholder's equity ..............................     245,202          (11,029)        234,173
                                                             ----------     ------------      ----------
  Total liabilities and stockholder's equity ..............  $1,069,277     $     13,971      $1,083,248
                                                             ==========     ============      ==========

ALAMOSA (DELAWARE), INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS For the Nine Months Ended September 30, 2003

                                                                  DEBT
                                                                EXCHANGE                       POTENTIAL DEBT
                                             HISTORICAL       TRANSACTIONS       SUBTOTAL         FINANCING           TOTAL
                                            ------------   -----------------   ------------   -----------------   -------------
(dollars in thousands)
REVENUES:
 Subscriber revenues ....................    $ 335,239        $       --        $ 335,239        $      --          $ 335,239
 Roaming revenues .......................      107,956                --          107,956               --            107,956
                                             ---------        ----------        ---------        ---------          ---------
   Service revenues .....................      443,195                --          443,195               --            443,195
 Product sales ..........................       19,697                --           19,697               --             19,697
                                             ---------        ----------        ---------        ---------          ---------
   Total revenues .......................      462,892                --          462,892               --            462,892
                                             ---------        ----------        ---------        ---------          ---------
COSTS AND EXPENSES:
 Cost of service and operations .........      242,912            (7,503)(e)      235,409               --            235,409
 Cost of products sold ..................       40,156                --           40,156               --             40,156
 Selling and marketing expenses .........       84,531              (108)(e)       84,423               --             84,423
 General and administrative
   expenses .............................       15,645            (3,528)(f)       12,117               --             12,117
 Depreciation and amortization ..........       82,536                --           82,536               --             82,536
 Impairment of property and
   equipment ............................          685                --              685               --                685
 Non-cash compensation ..................          124                --              124               --                124
                                             ---------        ----------        ---------        ---------          ---------
   Total costs and expenses .............      466,589           (11,139)         455,450               --            455,450
                                             ---------        ----------        ---------        ---------          ---------
Income (loss) from operations ...........       (3,697)           11,139            7,442               --              7,442
Interest and other income ...............          803                --              803               --                803
Interest expense ........................      (79,007)           30,191(g)       (48,816)          (3,519)(h)        (52,335)
                                             ---------        ----------        ---------        ---------          ---------
 Loss before income tax benefit .........      (81,901)           41,330          (40,571)          (3,519)           (44,090)
Income tax benefit ......................       15,694           (13,071)(i)        2,623            1,337(i)           3,960
                                             ---------        ----------        ---------        ---------          ---------
 Net loss ...............................    $ (66,207)       $   28,259(j)     $ (37,948)       $  (2,182)(j)      $ (40,130)
                                             =========        ==========        =========        =========          =========

ALAMOSA (DELAWARE), INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS For the Nine Months Ended September 30, 2002

                                                                DEBT
                                                              EXCHANGE                    POTENTIAL DEBT
                                            HISTORICAL      TRANSACTIONS       SUBTOTAL      FINANCING          TOTAL
                                          -------------- ------------------ ------------- ----------------- -------------
(dollars in thousands)
REVENUES:
 Subscriber revenues ....................   $  289,720      $       --       $  289,720      $      --       $  289,720
 Roaming revenues .......................       99,154         (29,559)(k)       69,595             --           69,595
                                            ----------      ----------       ----------      ---------       ----------
   Service revenues .....................      388,874         (29,559)         359,315             --          359,315
 Product sales ..........................       17,730              --           17,730             --           17,730
                                            ----------      ----------       ----------      ---------       ----------
   Total revenues .......................      406,604         (29,559)         377,045             --          377,045
                                            ----------      ----------       ----------      ---------       ----------
COSTS AND EXPENSES:
 Cost of service and operations .........      256,378         (12,238)(e)      218,139             --          218,139
                                                               (26,001)(k)
 Cost of products sold ..................       36,134              --           36,134             --           36,134
 Selling and marketing expenses .........       88,360            (694)(e)       87,666             --           87,666
 General and administrative
   expenses .............................       10,890              --           10,890             --           10,890
 Depreciation and amortization ..........       78,104              --           78,104             --           78,104
 Impairment of goodwill .................      291,635              --          291,635             --          291,635
 Impairment of property and
   equipment ............................        1,332              --            1,332             --            1,332
                                            ----------      ----------       ----------      ---------       ----------
   Total costs and expenses .............      762,833         (38,933)         723,900             --          723,900
                                            ----------      ----------       ----------      ---------       ----------
Loss from operations ....................     (356,229)          9,374         (346,855)            --         (346,855)
Interest and other income ...............        2,882              --            2,882             --            2,882
Interest expense ........................      (76,832)         28,401(g)       (48,431)        (2,566)(h)      (50,997)
                                            ----------      ----------       ----------      ---------       ----------
 Loss before income tax benefit .........     (430,179)         37,775         (392,404)        (2,566)        (394,970)
Income tax benefit ......................       52,463         (20,271)(i)       32,192            975(i)        33,167
                                            ----------      ----------       ----------      ---------       ----------
 Net loss ...............................   $ (377,716)     $   17,504(j)    $ (360,212)     $  (1,591)(j)   $ (361,803)
                                            ==========      ==========       ==========      =========       ==========

ALAMOSA (DELAWARE), INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS For the Year Ended December 31, 2002

                                                                DEBT
                                                              EXCHANGE                    POTENTIAL DEBT
                                            HISTORICAL      TRANSACTIONS       SUBTOTAL       FINANCING         TOTAL
                                          -------------- ------------------ ------------- ----------------- -------------
(dollars in thousands)
REVENUES:
 Subscriber revenues ....................   $  391,927      $       --       $  391,927      $      --       $  391,927
 Roaming revenues .......................      139,843         (41,799)(k)       98,044             --           98,044
                                            ----------      ----------       ----------      ---------       ----------
   Service revenues .....................      531,770         (41,799)         489,971             --          489,971
 Product sales ..........................       23,922              --           23,922             --           23,922
                                            ----------      ----------       ----------      ---------       ----------
   Total revenues .......................      555,692         (41,799)         513,893             --          513,893
                                            ----------      ----------       ----------      ---------       ----------
COSTS AND EXPENSES:
 Cost of service and operations .........      343,468         (12,079)(e)      295,444             --          295,444
                                                               (35,945)(k)
 Cost of products sold ..................       50,974              --           50,974             --           50,974
 Selling and marketing expenses .........      119,059            (841)(e)      118,218             --          118,218
 General and administrative
   expenses .............................       14,656              --           14,656             --           14,656
 Depreciation and amortization ..........      105,121              --          105,121             --          105,121
 Impairment of goodwill .................      291,635              --          291,635             --          291,635
 Impairment of property and
   equipment ............................        1,194              --            1,194             --            1,194
 Non-cash compensation ..................           29              --               29             --               29
                                            ----------      ----------       ----------      ---------       ----------
   Total costs and expenses .............      926,136         (48,865)         877,271             --          877,271
                                            ----------      ----------       ----------      ---------       ----------
Loss from operations ....................     (370,444)          7,066         (363,378)            --         (363,378)
Interest and other income ...............        3,459              --            3,459             --            3,459
Interest expense ........................     (102,863)         37,876(g)       (64,987)        (3,488)(h)      (68,475)
                                            ----------      ----------       ----------      ---------       ----------
 Loss before income tax benefit .........     (469,848)         44,942         (424,906)        (3,488)        (428,394)
Income tax benefit ......................       67,086         (23,078)(i)       44,008          1,326(i)        45,334
                                            ----------      ----------       ----------      ---------       ----------
 Net loss ...............................   $ (402,762)     $   21,864(j)    $ (380,898)     $  (2,162)(j)   $ (383,060)
                                            ==========      ==========       ==========      =========       ==========

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
----------
(a) Reflects $7,763 in accrued interest payable on the 13 5/8% senior notes and 12 1/2% senior notes that would have been paid on September 30, 2003 if the debt exchange had taken place on that date and $11,768 in transaction costs incurred as a result of the debt exchange.

(b) Reflects $225,000 in potential new debt financing and the use of $200,000 in proceeds to permanently repay the amounts outstanding under the senior secured credit facility. The remaining $25,000, net of estimated offering costs of $7,188, would be used for general corporate purposes.

(c) The percentage of notes tendered by issue is based on the actual percentage tendered at the time the debt exchange was completed in November 2003, including any amounts paid in cash in lieu of fractional interests of notes. For each $1,000 in face amount (or accreted amount in the case of the 12 7/8% senior discount notes), the holder received $650 face amount (or original issue amount in the case of the 12% senior discount notes) of new notes and one share of Alamosa Holdings' series B convertible preferred stock with a liquidation preference of $250. In determining the impact of the debt exchange, the November 2003 notes and preferred stock would be recorded at fair value on the date of exchange. The fair value of the November 2003 notes is assumed to be equal to the face amount (or original issue amount in the case of the 12% senior discount notes) and the fair value of the preferred stock is assumed to be equal to $294 per share. The estimate of fair value of the preferred stock is based on the market value of the underlying shares of Alamosa Holdings' common stock into which each share of preferred stock could be converted on the date of issuance. We are in the process of obtaining an independent valuation of the preferred stock, and the fair value of the preferred stock as determined in this valuation could be different than the value assumed herein.

           The debt exchange will be treated as a troubled debt restructuring according to the provisions of SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings." In accordance with this standard, the total future cash flows of the new debt, including both principal and interest are compared to the carrying value of the existing debt at the time of exchange. To the extent that the total future cash flows are greater than the carrying value of the existing debt, any difference between the fair value of the consideration given to the tendering noteholders and the carrying amount of the respective notes (including any existing unamortized debt issuance costs) would be deferred and recognized over the term of the November 2003 notes as an adjustment to interest expense. This amount captioned "Future cash interest" in the pro forma financial statements is reflected as a long term liability. The following table illustrates the calculation of pro forma future cash interest as of September 30, 2003:

                                                       12 7/8% SENIOR      12 1/2%       13 5/8%
                                                       DISCOUNT NOTES   SENIOR NOTES   SENIOR NOTES     TOTAL
                                                      ---------------- -------------- -------------- -----------
(dollars in thousands)
      Book value at September 30, 2003 ..............    $ 295,345       $ 250,000      $ 150,000     $ 695,345
      Percent tendered ..............................        98.17%          95.36%         98.35%
                                                         ---------       ---------      ---------
      Book value of notes tendered ..................      289,954         238,400        147,525       675,879
      Unamortized debt issuance costs ...............       (4,706)         (6,335)        (7,107)      (18,148)
                                                         ---------       ---------      ---------     ---------
      Total carrying value of debt exchanged ........      285,248         232,065        140,418       657,731
                                                         ---------       ---------      ---------     ---------
      12% senior discount notes due 2009 issued .....      188,470              --             --       188,470
      11% senior notes due 2010 issued ..............           --         154,960         95,891       250,851
      Series B preferred stock issued ...............       85,374          70,194         43,438       199,006
                                                         ---------       ---------      ---------     ---------
      Total consideration given .....................      273,844         225,154        139,329       638,327
                                                         ---------       ---------      ---------     ---------
      Future cash interest ..........................    $  11,404       $   6,911      $   1,089     $  19,404
                                                         =========       =========      =========     =========

(d) Represents $11,029 in unamortized debt issuance costs related to the senior secured credit facility, which will be charged to expense at the time the senior secured credit facility is permanently repaid. This reduction has been offset by the addition of $7,188 in estimated costs related to the potential debt financing.


(e) The adjustment to cost of service and operations represents the difference between the actual costs incurred during the period for certain services provided by Sprint and the calculated cost at $7.70 per average subscriber for the respective period. The adjustment to selling and marketing expenses represents the difference between the actual costs incurred during the period for certain services provided by Sprint and the calculated cost based on 5% of Sprint PCS' reported CPGA for each gross subscriber activation during the respective period.

(f) Eliminates professional fees that were expensed prior to September 30, 2003 in the historical financial statements related to the debt exchange, as these are considered one time expenses incurred specifically in connection with the debt exchange.

(g) Represents the net interest savings resulting from the debt exchange assuming the exchange was completed on the first day of the reporting period and takes into account the expected amortization of the future cash interest amount discussed in footnote (c) that would have been recorded based on the difference between the book value of debt exchanged and the fair value of the consideration given to noteholders. See table below:

                                                                              FOR THE NINE MONTHS ENDED
                                                        FOR THE YEAR ENDED          SEPTEMBER 30,
                                                           DECEMBER 31,      ---------------------------
                                                               2002              2002           2003
                                                       -------------------   ------------   ------------
(dollars in thousands)
   Interest saved on notes tendered ................        $  79,883         $  59,912      $  62,913
   Interest expense on November 2003 notes .........          (45,758)          (34,318)       (36,136)
   Debt issuance cost amortization saved ...........            2,298             1,717          1,769
   Amortization of future cash interest ............            1,453             1,090          1,645
                                                            ---------         ---------      ---------
                                                            $  37,876         $  28,401      $  30,191
                                                            =========         =========      =========

(h) Represents the incremental interest expense that would be incurred related to the potential debt financing assuming that the senior secured credit facility was permanently repaid on the first day of the respective period. For purposes of determining this pro forma adjustment, the interest rate on the potential debt financing has been assumed to be 9.00%, as compared to a weighted average interest rate of 5.19% on the outstanding borrowings under our senior secured credit facility. See table below:

                                                                                       FOR THE NINE MONTHS ENDED
                                                                 FOR THE YEAR ENDED          SEPTEMBER 30,
                                                                    DECEMBER 31,      ---------------------------
                                                                        2002              2002           2003
                                                                -------------------   ------------   ------------
(dollars in thousands)
   Interest saved on senior secured credit facility .........        $  16,762         $  12,621      $  11,668
   Interest expense on potential debt financing..............          (20,250)          (15,187)       (15,187)
                                                                     ---------         ---------      ---------
                                                                     $  (3,488)        $  (2,566)     $  (3,519)
                                                                     =========         =========      =========

(i) Represents the tax impact, using statutory rates, of the total pro forma adjustments for the respective period considering historical permanent and temporary differences which have been adjusted for the impact of the pro forma adjustments.

(j) In connection with the debt exchange, shares of Alamosa Holdings' series B preferred stock were issued to the tendering noteholders. The preferred stock will require quarterly dividend payments at the annual rate of 7.5% and can initially be paid in the form of (1) cash, (2) Alamosa Holdings' common stock or (3) shares of series C convertible preferred stock with terms identical to the series B preferred stock (except for a difference in the conversion price). Should any cash dividends be paid on the preferred stock by Alamosa Holdings, the source of funds for those dividends will be in the form of dividends paid by us to Alamosa Holdings.

(k) Represents the impact of applying the reciprocal roaming rate agreed to with Sprint PCS of $0.058 per minute to the actual roaming minutes for the respective period. The actual reciprocal roaming rate with Sprint PCS in 2002 was $0.10 per minute.

(l)        Represents the payment of accrued interest discussed in footnote
           (a).

(m) Adjustment includes the balance of unamortized debt issuance costs written off in connection with the debt exchange related to the notes tendered. See calculation in footnote (c). Additionally, this adjustment includes an increase in debt issuance costs of $2,329 related to costs incurred in connection with the debt exchange.

(n) As discussed in footnotes (c) and (j), the preferred stock issued in connection with the debt exchange was issued by Alamosa Holdings. The value of the preferred stock will be treated as a capital contribution to us by Alamosa Holdings. The pro forma adjustment for the capital contribution consists of $199,006 in fair value of the preferred stock, as discussed in footnote (c), net of estimated issuance costs of $4,043.

(o) Represents the portion of the $11,768 in transaction costs discussed in footnote (a) that would be charged to expense in addition to the $12,243 charge to income tax expense discussed in footnote (p).

(p)        Represents the estimated tax impact related to the debt exchange.
           Due to the cancellation of approximately 98% of the 12 7/8% senior discount notes, deductions related to non-cash interest accretion that had previously been deferred for tax purposes would be lost resulting in a current charge to expense as the deferred tax asset related to this future deduction would be written off.

RISKS RELATED TO OUR BUSINESS, STRATEGY AND OPERATIONS


We may not be able to sustain our planned growth or obtain sufficient revenue to achieve and sustain profitability.

During 2002 and the first nine months of 2003, we experienced overall declining net subscriber growth compared to periods prior to 2002. This trend is attributable to increased competition and slowing aggregate subscriber growth in the wireless telecommunications industry. We are currently experiencing net losses as we continue to add subscribers, which requires a significant up-front investment to acquire those subscribers. If the current trend of slowing net subscriber growth does not improve, it may lengthen the amount of time it will take for us to reach a sufficient number of subscribers to achieve profitability.


We may not achieve or sustain operating profitability or positive cash flows, which may result in our inability to make payments on the potential debt financing.

We have a limited operating history and have incurred significant operating losses to date. Our future operating profitability and cash flows from operating activities will depend upon many factors, including, among others, our ability to market Sprint PCS products and services, achieve projected market penetration and manage subscriber turnover rates. If we do not achieve and maintain operating profitability and positive cash flows from operating activities, we may be unable to make interest or principal payments on the senior notes and you could lose all or part of your investment. We will have to dedicate a substantial portion of any future cash flows from operations to make interest and principal payments on our consolidated debt, which will reduce funds available for other purposes. If we do not maintain positive cash flows from operations, or if our operating cash flows are insufficient to cover our debt obligations in the future, we may be unable to conduct our business in an effective or competitive manner.


If we receive less revenues or incur more fees than we anticipate for PCS roaming from Sprint, our results of operations may be negatively affected.

We are paid a fee from Sprint or a PCS Affiliate of Sprint for every minute that Sprint's or that affiliate's subscribers use our portion of the PCS network of Sprint. Similarly, we pay a fee to Sprint or another PCS Affiliate of Sprint for every minute that our customers use the PCS network of Sprint outside our territory. Sprint PCS subscribers based in our territory may spend more time in other PCS coverage areas than we anticipate, and wireless customers from outside our territory may spend less time in our territory or may use our services less than we anticipate. As a result, we may receive less Sprint PCS roaming revenue and/or have to pay more in Sprint PCS roaming fees than we collect in Sprint PCS roaming revenue. Our ratio of inbound to outbound roaming with Sprint PCS was approximately 1.15 to 1 in 2002 and declined to 1.1 to 1 for the three months ended September 30, 2003. We expect this ratio to decline to approximately 1 to 1 over time.


We are a consumer business and a recession in the United States involving significantly lowered consumer spending could negatively affect our results of operations.

Our primary customer base is individual consumers, and in the event that the economic downturn that the United States and other countries have recently experienced becomes more pronounced or lasts longer than currently expected and spending by individual consumers drops significantly, our business may be negatively affected.


Roaming revenue from subscribers of wireless communications providers other than Sprint PCS and PCS Affiliates of Sprint may decline in the future.

We derive a significant amount of roaming revenue from wireless communications providers other than Sprint PCS and PCS Affiliates of Sprint for permitting their subscribers to roam on our portion of the PCS network of Sprint when they are in our territory. For the nine months ended September 30, 2003, approximately 28% of our roaming revenue was attributable to revenue derived from these other wireless communications providers. We do not have agreements directly with these providers. Instead, we rely on roaming arrangements that Sprint has negotiated. If the rates offered by Sprint are not attractive, these other wireless communications providers may decide to build-out their own networks in our territory or enter into roaming arrangements with our competitors who also already have networks in our territory. The loss of all or a significant portion of this roaming revenue would have a material adverse effect on our financial condition and operating results.


Our roaming arrangements may not be competitive with other wireless service providers, which may restrict our ability to attract and retain customers and thus may adversely affect our operations.

We do not have agreements directly with other wireless service providers for roaming coverage outside our territory. Instead, we rely on roaming arrangements that Sprint has negotiated with other wireless service providers for coverage in these areas. Some risks related to these arrangements are as follows:

o the arrangements may not benefit us in the same manner that they benefit
  Sprint;

o the quality of the service provided by another provider during a roaming call may not approximate the quality of the service provided by Sprint;

o the price of a roaming call may not be competitive with prices charged by other wireless companies for roaming calls;

o customers must end a call in progress and initiate a new call when leaving the PCS network of Sprint and entering another wireless network;

o Sprint wireless customers may not be able to use advanced PCS features from Sprint, such as PCS Vision, while roaming;

o Sprint or the carriers providing the service may not be able to provide us with accurate billing information on a timely basis; and

o If Sprint wireless customers are not able to have a similar wireless experience as when they are on the PCS network of Sprint, we may lose current subscribers and Sprint PCS products and services may be less attractive to potential new customers.


The technology that we use may become obsolete, which would limit our ability to compete effectively within the wireless telecommunications industry.

The wireless telecommunications industry is experiencing significant technological change. We employ CDMA digital technology, the digital wireless communications technology selected by Sprint and certain other carriers for their nationwide networks. Other carriers employ other technologies, such as TDMA, GSM and iDEN, for their nationwide networks. If another technology becomes the preferred industry standard, we would be at a competitive disadvantage and competitive pressures may require Sprint to change its digital technology, which in turn could require us to make changes to our network at substantial costs. We may be unable to respond to these pressures and implement new technology on a timely basis or at an acceptable cost.


Unauthorized use of, or interference with, our portion of the PCS network of Sprint could disrupt our service and increase our costs.

We may incur costs associated with the unauthorized use of our portion of the PCS network of Sprint, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraudulent use of our portion of the PCS network of Sprint may impact interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for fraudulent roaming. In addition, some of our border markets are susceptible to uncertainties related to areas not governed by the FCC. For example, unauthorized microwave radio signals near the border in Mexico could disrupt our service in the United States.


Potential acquisitions may require us to incur substantial additional debt and integrate new technologies, operations and services, which may be costly and time consuming.

We intend to continually evaluate opportunities for the acquisition of businesses that are intended to complement or extend our existing operations. If we acquire additional businesses, we may encounter difficulties that may be costly and time-consuming, slow our growth or lower the value of the potential debt financing. For example, we may have to:

o assume and/or incur substantial additional debt, including debt senior in payment to the subsidiary guarantees or the potential debt financing, to finance the acquisitions and fund the ongoing operations of the acquired companies;

o integrate new operations with our existing operations; or

o divert the attention of our management from other business concerns.


If we lose the right to install our equipment on wireless towers or are unable to renew expiring leases for wireless towers on favorable terms or at all, our business and results of operations could be adversely impacted.

Substantially all of our base stations are installed on leased tower facilities that are shared with one or more other wireless service providers. In addition, a large portion of these leased tower sites are owned by a few tower companies. If a master agreement with one of these tower companies were to terminate, or if one of these tower companies were unable to support the use of its tower sites by us, we would have to find new sites or may be required to rebuild the affected portion of our network. In addition, the concentration of our tower leases with a limited number of tower companies could adversely affect our results of operations and financial condition if any of our operating subsidiaries is unable to renew its expiring leases with these tower companies either on favorable terms or at all. If any of the tower leasing companies that we do business with should experience severe financial difficulties, or file for bankruptcy protection, our ability to use our towers could be adversely affected. That, in turn, would adversely affect our revenues and financial condition if a material number of towers were involved.

The loss of the officers and skilled employees upon whom we depend to operate our business could adversely affect our results of operations.

Our business is managed by a small number of executive officers. We believe that our future success will depend in part on our continued ability to retain these executive officers and to attract and retain other highly qualified technical and management personnel. We may not be successful in retaining key personnel or in attracting and retaining other highly qualified technical and management personnel. The loss of the officers and skilled employees upon whom we depend to operate our business could adversely affect our results of operations.


RISKS RELATED TO THE RELATIONSHIP WITH SPRINT PCS.
Our ability to conduct our business would be severely restricted if Sprint PCS terminates our affiliation agreements with it.

Our relationship with Sprint is governed by our affiliation agreements with Sprint PCS. Since we do not own any licenses to operate a wireless network, our business depends on the continued effectiveness of these affiliation agreements. However, Sprint PCS may be able to terminate our affiliation agreements with it if we materially breach the terms of the agreements. These terms include operational and network requirements that are extremely technical and detailed and apply to each retail store, cell site and switch site. Many of these operational and network requirements can be changed by Sprint, in certain cases, with little notice. As a result, we may not always be in compliance with all requirements of our affiliation agreements with Sprint PCS. Sprint conducts periodic audits of compliance with various aspects of its program guidelines and identifies issues it believes need to be addressed. There may be substantial costs associated with remedying any non-compliance, and such costs may adversely affect our operating results and cash flows. If Sprint PCS terminates or fails to renew our affiliation agreements or fails to perform its obligations under those agreements, our ability to conduct business would be severely restricted.


If we materially breach our affiliation agreements with Sprint PCS, Sprint PCS may have the right to purchase our operating assets at a discount to market value.

Our affiliation agreements with Sprint PCS require that we provide network coverage to a minimum network coverage area within specified time frames and that we meet and maintain Sprint PCS' technical and customer service requirements. We believe we are in compliance with our network build-out requirements and Sprint PCS' other program requirements. A failure by us to meet any expanded build-out requirements for any one of the individual markets in our territory, or a failure to complete our current network build-out requirements according to our expected time frame, or to meet Sprint PCS' technical or customer service requirements contained in the affiliation agreements would constitute a material breach of the agreements, which could lead to their termination by Sprint PCS. We may amend our affiliation agreements with Sprint PCS in the future to expand our network coverage. Our affiliation agreements with Sprint PCS provide that upon the occurrence of an event of termination caused by our breach of such agreements, Sprint PCS has the right to, among other things purchase our operating assets without stockholder approval and for a price equal to 72% of our "entire business value." See "Business--Our affiliation agreements with Sprint PCS" for a description of how we calculate our entire business value.


Sprint may make decisions that could increase our expenses and/or our capital expenditure requirements, reduce our revenues or make our affiliate relationships with Sprint less advantageous than expected.

Under our affiliation agreements with Sprint PCS, Sprint has a substantial amount of control over factors that significantly affect the conduct of our business. Accordingly, up to newly established limits set forth in the amendments to our affiliation agreements with Sprint PCS, Sprint may make decisions that adversely affect our business, such as the following:

o Sprint prices its national calling plans based on its own objectives and could set price levels or change other characteristics of its plans in a way that may not be economically advantageous for our business; and

o Sprint may alter its network and technical requirements or request that we build-out additional areas within our territory, which could result in increased equipment and build-out costs or in Sprint building out that area itself or assigning it to another PCS Affiliate of Sprint.

Certain provisions of our affiliation agreements with Sprint PCS may diminish our value and restrict the sale of our business.

Under specific circumstances and without stockholder approval, Sprint PCS may purchase our operating assets or capital stock at a discount. In addition, Sprint PCS must consent to any transaction pursuant to which Alamosa Holdings is no longer the "ultimate parent" of any of our operating subsidiaries party to the affiliation agreements with Sprint PCS and must consent to any assignment by us of our affiliation agreements with it. Sprint PCS also has a right of first refusal if we decide to sell our operating assets to a third party. We are also subject to a number of restrictions on the transfer of our business, including a prohibition on the sale of our operating assets to competitors of Sprint. These restrictions and the other restrictions contained in our affiliation agreements with Sprint PCS restrict our ability to sell our business, may reduce the value a buyer would be willing to pay for our business and may reduce our "entire business value."


Problems experienced by Sprint with its internal support systems could lead to customer dissatisfaction or increase our costs.

We rely on Sprint's internal support systems, including customer care, billing and back office support. As Sprint has expanded, its internal support systems have been subject to increased demand and, in some cases, suffered a degradation in service. We cannot assure you that Sprint will be able to successfully add system capacity or that its internal support systems will be adequate. It is likely that problems with Sprint's internal support systems could cause:

o delays or problems in our operations or services;

o delays or difficulty in gaining access to customer and financial information;

o a loss of customers; and

o an increase in the costs of customer care, billing and back office services after the expiration of our contractually set rates on December 31, 2006.

Should Sprint fail to deliver timely and accurate information, this may lead to adverse short-term decisions and inaccurate assumptions in our business plan. It could also adversely affect our cash flows because Sprint collects our receivables and remits to us a net amount that is based on the financial information it produces for us.


Our costs for internal support systems may increase if Sprint PCS terminates all or part of our services agreements with it.

The costs for the services provided by Sprint PCS under our service agreements with Sprint PCS relative to billing, customer care and other back-office functions for the nine-months ended September 30, 2003 was approximately $52.3 million. Since we incur these costs on a per subscriber basis, we expect the aggregate cost for such services to increase as the number of our subscribers increases. Sprint may terminate any service provided under such agreements upon nine months' prior written notice, but if we would like to continue receiving such service, Sprint PCS has agreed that it will assist us in developing that function internally or locating a third-party vendor that will provide that service. Although Sprint PCS has agreed in such an event to reimburse us for expenses we incur in transitioning to any service internally or to a third-party, if Sprint terminates a service for which we have not developed or are unable to develop a cost-effective alternative, our operating costs may increase beyond our expectations and our operations may be interrupted or restricted. We do not currently have a contingency plan if Sprint terminates a service we currently receive from it.


If Sprint does not maintain control over its licensed spectrum, our affiliation agreements with Sprint PCS may be terminated.

Sprint, not us, owns the licenses necessary to provide wireless services in our territory. The FCC requires that licensees like Sprint maintain control of their licensed systems and not delegate control to third party operators or managers without the FCC's consent. Our affiliation agreements with Sprint PCS reflect an arrangement that the parties believe meets the FCC requirements for licensee control of licensed spectrum. However, if the FCC were to determine that any of our affiliation agreements with Sprint PCS needs to be modified to increase the level of licensee control, we have agreed with Sprint PCS to use our best efforts to modify the agreements to comply with applicable law. If we cannot agree with Sprint PCS to modify the agreements, those agreements may be terminated. If the agreements are terminated, we would no longer be a part of the PCS network of Sprint and we would not be able to conduct our business.


The FCC may fail to renew the Sprint wireless licenses under certain circumstances, which would prevent us from providing wireless services.

Sprint's wireless licenses are subject to renewal and revocation by the FCC. The Sprint wireless licenses in our territory will expire in 2005 or 2007 but may be renewed for additional ten-year terms. The FCC has adopted specific standards that apply to wireless personal communications services license renewals. Any failure by Sprint or us to comply with these standards could result in the nonrenewal of the Sprint licenses for our territory. Additionally, if Sprint does not demonstrate to the FCC that Sprint has met the construction requirements for each of its wireless personal communications services licenses, it can lose those licenses. If Sprint loses its licenses in our territory for any of these reasons, we and our subsidiaries would not be able to provide wireless services without obtaining rights to other licenses. If Sprint loses its licenses in another territory, Sprint or the applicable PCS Affiliate of Sprint would not be able to provide wireless services without obtaining rights to other licenses and our ability to offer nationwide calling plans would be diminished and potentially more costly.


We rely on Sprint for a substantial amount of our financial information. If that information is not accurate, the investment community could lose confidence in us.

Under our affiliation agreements with Sprint PCS, Sprint PCS performs our billing, manages our accounts receivable and provides a substantial amount of financial information that impact our accounts. We use that information to record our financial results and to prepare our financial statements. If we later find errors in that information, we may be required to restate our financial statements. If that occurs with respect to us or any other PCS Affiliate of Sprint, investors and securities analysts may lose confidence in us.


If Sprint does not succeed, our business may not succeed.

If Sprint has a significant disruption to its business plan or network, fails to operate its business in an efficient manner or suffers a weakening of its brand name, our operations and profitability would likely be negatively impacted. If Sprint should have significant financial problems, including bankruptcy, our business would suffer material adverse consequences, which could include termination or revision of our affiliation agreements with Sprint PCS. We currently have no reason to believe that Sprint will have significant financial problems, including bankruptcy.


If other PCS Affiliates of Sprint have financial difficulties, the PCS network of Sprint could be disrupted.

The national PCS network of Sprint is a combination of networks. The large metropolitan areas are operated by Sprint, and the areas in between them are operated by PCS Affiliates of Sprint, all of which are independent companies like us. We believe that most, if not all, of these companies have incurred substantial debt to pay the large cost of building out their networks. If other PCS Affiliates of Sprint experience financial difficulties, the PCS network of Sprint could be disrupted in the territories of those PCS Affiliates of Sprint. Material disruptions in the PCS network of Sprint could have a material adverse effect on our ability to attract and retain subscribers. If the affiliation agreements of those PCS Affiliates of Sprint are like ours, Sprint would have the right to step in and operate the affected territory. However, this right could be delayed or hindered by legal proceedings, including any bankruptcy proceeding related to the affected PCS Affiliate of Sprint. Two PCS Affiliates of Sprint recently declared bankruptcy, each alleging that Sprint violated its agreements with the PCS Affiliate, and others have experienced financial difficulties. In each case, we believe that there has been no material disruption of the PCS network of Sprint to date.


We may have difficulty in obtaining an adequate supply of certain handsets from Sprint, which could adversely affect our results of operations.

We depend on our relationship with Sprint to obtain handsets and other wireless devices. Sprint orders handsets and other wireless devices from various manufacturers. We could have difficulty obtaining specific types of handsets in a timely manner if:

o Sprint does not adequately project the need for handsets for itself, its PCS Affiliates and its other third party distribution channels, particularly in transition to new technologies, such as third generation, or "3G," technology;

o Sprint gives preference to other distribution channels;

o we do not adequately project our need for handsets or other wireless devices;

o Sprint modifies its handset logistics and delivery plan in a manner that restricts or delays our access to handsets; or

o there is an adverse development in the relationship between Sprint and its suppliers or vendors.

The occurrence of any of the foregoing could disrupt our customer service and/or result in a decrease in our subscribers, which could adversely affect our results of operations.

RISKS RELATED TO THE WIRELESS TELECOMMUNICATIONS INDUSTRY.
We may continue to experience a high rate of subscriber turnover, which would adversely affect our financial performance.

The wireless telecommunications industry in general, and Sprint and its PCS Affiliates in particular, have experienced a high rate of subscriber turnover, commonly known as churn. We believe this higher churn rate has resulted from Sprint's programs for marketing its services to sub-prime credit quality subscribers, Sprint's relatively less established subscriber base and Sprint's focus on adding subscribers from the consumer segment of industry rather than business subscribers.

Due to, among other things, significant competition in our industry and general economic conditions, our future churn rate may be higher than our historical rate. Factors that may contribute to higher churn include:

o inability or unwillingness of subscribers to pay, resulting in involuntary deactivations, which accounted for over 40% of our subscriber deactivations in the nine months ended September 30, 2003;

o subscriber mix and credit class, particularly sub-prime credit subscribers, which accounted for over 26% of our gross subscriber additions for the nine months ended September 30, 2003 and account for approximately 24% of our subscriber base as of September 30, 2003;

o the number of Sprint PCS subscribers based in our territory that receive our services under a contract, consisting of approximately 65% of Sprint PCS subscribers based in our territory as of September 30, 2003. Of these subscribers under contracts, approximately 46% were under contracts with original contract terms of two years or longer;

o attractiveness of our competitors' products, services and pricing;

o network performance and coverage relative to our competitors;

o customer service;

o any increased prices for services in the future; and

o any future changes by us in the products and services we offer, especially to the Clear Pay program.

An additional factor that may contribute to a higher churn rate is implementation of the FCC's WLNP requirement. The FCC regulations relating to WLNP enable wireless subscribers to keep their telephone numbers when switching to another carrier. As of November 24, 2003, all covered Commercial Mobile Radio Service ("CMRS") providers, including broadband PCS, cellular and certain specialized mobile radio ("SMR") licensees, must allow customers to retain, subject to certain geographic limitations, their existing telephone number when switching from one telecommunications carrier to another. Current rules require that covered CMRS providers must provide WLNP in the 100 largest MSAs, in compliance with certain FCC performance criteria, upon request from another carrier (CMRS provider or local exchange carrier). For MSAs outside the largest 100, CMRS providers that receive a request to allow an end user to port their number must be capable of doing so within six months of receiving the request or within six months after November 24, 2003, whichever is later. The overall impact of this mandate is uncertain. We anticipate that the WLNP mandate will impose increased operating costs on all CMRS providers, including us, and may result in higher churn rates and subscriber acquisition and retention costs. If we are required by Sprint to provide WLNP prior to our competitors in markets outside the 100 largest MSAs, we may be especially vulnerable to higher churn rates.

A high rate of subscriber turnover could adversely affect our competitive position, liquidity, financial position, results of operations and our costs of, or losses incurred in, obtaining new subscribers, especially because we subsidize some of the costs of initial purchases of handsets by subscribers.


Regulation by government agencies and taxing authorities may increase our costs of providing service or require us to change our services.

Our operations and those of Sprint may be subject to varying degrees of regulation by the FCC, the Federal Trade Commission, the Federal Aviation Administration, the Environmental Protection Agency, the Occupational Safety and Health Administration and state and local regulatory agencies and legislative bodies. Adverse decisions or regulations of these regulatory bodies could negatively impact Sprint's operations and our costs of doing business. For example, changes in tax laws or the interpretation of existing tax laws by state and local authorities could subject us to increased income, sales, gross receipts or other tax costs or require us to alter the structure of our current relationship with Sprint.


Concerns over health risks posed by the use of wireless handsets may reduce consumer demand for our services.

Media reports have suggested that radio frequency emissions from wireless handsets may:

o be linked to various health problems resulting from continued or excessive use, including cancer;

o interfere with various electronic medical devices, including hearing aids and pacemakers; and

o cause explosions if used while fueling an automobile.

Widespread concerns over radio frequency emissions may expose us to potential litigation, discourage the use of wireless handsets or result in additional regulation imposing restrictions or increasing requirements on the location and operation of cell sites or the use or design of wireless handsets. Any resulting decrease in demand for these services or increase in the cost of complying with additional regulations could impair our ability to profitably operate our business.


Significant competition in the wireless telecommunications industry may result in our competitors offering new services or lower prices, which could prevent us from operating profitably and may cause prices for our services to continue to decline in the future.

Competition in the wireless telecommunications industry is intense. Competition has caused, and we anticipate that competition will continue to cause the market prices for two-way wireless products and services to decline. Our ability to compete will depend, in part, on our ability to anticipate and respond to various competitive factors affecting the wireless telecommunications industry. While we try to maintain and grow our ARPU, we cannot assure you that we will be able to do so. If prices for our services continue to decline, it could adversely affect our ability to grow revenue, which would have a material adverse effect on our financial condition, our results of operations and our ability to repay the potential debt financing.


Our dependence on Sprint to develop competitive products and services and the requirement that we obtain Sprint's consent for our subsidiaries to sell non-Sprint approved equipment may limit our ability to keep pace with our competitors on the introduction of new products, services and equipment. Some of our competitors are larger than us, possess greater resources and more extensive coverage areas and may market other services, such as landline telephone service, cable television and Internet access, along with their wireless communications services. In addition, we may be at a competitive disadvantage since we may be more highly leveraged than some of our competitors.

Market saturation could limit or decrease our rate of new subscriber additions.

Intense competition in the wireless telecommunications industry could cause prices for wireless products and services to continue to decline. If prices drop, then our rate of net subscriber additions will take on greater significance in improving our financial condition and results of operations. However, as our and our competitors' penetration rates in our markets increase over time, our rate of adding net subscribers could decrease. If this decrease were to happen, it could materially adversely affect our liquidity, financial condition and results of operations.


Alternative technologies and current uncertainties in the wireless market may reduce demand for PCS products and services.

The wireless telecommunications industry is experiencing significant and rapid technological change, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. Technological advances and industry changes could cause the technology used in our network to become obsolete. We rely on Sprint for research and development efforts with respect to Sprint PCS products and services and with respect to the technology used on our portion of the PCS network of Sprint. Sprint may not be able to respond to such changes and implement new technology on a timely basis, or at an acceptable cost.

If Sprint is unable to keep pace with these technological changes or other changes in the wireless communications market, the technology used on our network or our business strategy may become obsolete. In addition, other carriers are in the process of completing, or have completed, upgrades to 1xRTT, or other 3G technologies. 3G technology provides high-speed, always-on Internet connectivity and high-quality video and audio. As of September 30, 2003, we have upgraded our network to CDMA 1xRTT, and are offering PCS Vision services, in markets representing approximately 96% of the covered population in our territory.

We also face competition from paging, dispatch and conventional mobile radio operations, enhanced specialized mobile radio, called ESMR, and mobile satellite service. In addition, future FCC regulation or Congressional legislation may create additional spectrum allocations that would have the effect of adding new entrants (and thus additional competitors) into the mobile telecommunications market.


Regulation by government or potential litigation relating to the use of wireless phones while driving could adversely affect our results of operations.

Some studies have indicated that some aspects of using wireless phones while driving may impair drivers' attention in certain circumstances, making accidents more likely. These concerns could lead to litigation relating to accidents, deaths or serious bodily injuries, or to new restrictions or regulations on wireless phone use. A number of U.S. states and local governments are considering or have recently enacted legislation that would restrict or prohibit the use of a wireless handset while driving a vehicle or, alternatively, require the use of a hands-free telephone. Litigation and new restrictions or government regulations that restrict or prohibit wireless phone use could have a material adverse effect on our results of operations.

Business

OUR BUSINESS
We are the largest PCS Affiliate of Sprint in terms of subscribers. We have the exclusive right to provide wireless mobility communications services under the Sprint brand name in a territory encompassing over 15.8 million residents primarily located in portions of Texas, New Mexico, Arizona, Colorado, Wisconsin, Arkansas, Illinois, Oklahoma, Kansas, Missouri, Washington and Oregon. For the nine months ended September 30, 2003, we generated approximately $462.9 million in revenue, $79.6 million in Adjusted EBITDA, $32.6 million in cash flows from operating activities and $66.2 million in net losses. We ended the period with approximately 693,000 subscribers, representing a market penetration rate of approximately 5.8%.

We launched Sprint PCS wireless services in our first market in June 1999, and currently operate in the 88 BTAs assigned to us under our affiliation agreements with Sprint PCS, including markets in territories serviced by companies that we acquired in 2001. At September 30, 2003, our network covered approximately 11.9 million POPs, or 75% of the total POPs in our markets. The number of residents covered by our network does not represent the number of wireless subscribers that we serve or expect to serve in our territory. Sprint PCS, a wholly owned tracking group of Sprint Corporation, along with its PCS Affiliates, operate the largest 100% digital, 100% PCS nationwide wireless network in the United States with licenses to provide services to an area consisting of more than 280 million residents. Like Sprint PCS, we utilize CDMA technology across our territory. As of September 30, 2003, we have upgraded our network to CDMA 1xRTT in markets representing approximately 96% of the covered population in our markets.

Our principal executive office is located at 5225 S. Loop 289, Lubbock, Texas 79424. Our telephone number is (806) 722-1100.


OUR BACKGROUND

We were formed in October 1999 under the name "Alamosa PCS Holdings, Inc." to operate as a holding company and closed our initial public offering in February 2000. On December 14, 2000, we formed a new holding company and became a wholly owned subsidiary of the new holding company, which was named "Alamosa PCS Holdings, Inc." Our company's name was changed to "Alamosa (Delaware), Inc." On February 14, 2001, Alamosa PCS Holdings, Inc. completed a merger pursuant to which it became a wholly owned subsidiary of a new holding company, Alamosa Holdings, Inc. We are a direct wholly owned subsidiary of Alamosa PCS Holdings, Inc. and an indirect wholly owned subsidiary of Alamosa Holdings, Inc.

During 2001, we completed acquisitions of three PCS Affiliates of Sprint:
Roberts Wireless, Washington Oregon Wireless and Southwest PCS. These acquisitions added territories with a total of approximately 6.8 million residents and approximately 90,000 subscribers. The results of operations for these acquired companies are reflected in our consolidated results from the dates of acquisition.


OUR RELATIONSHIP WITH SPRINT

Sprint PCS, a wholly owned tracking group of Sprint Corporation, along with its PCS Affiliates, operate the largest 100% digital, 100% PCS nationwide wireless network in the United States with licenses to provide services to an area consisting of more than 280 million residents. The PCS network of Sprint uses CDMA technology nationwide. Sprint directly operates its PCS network in major markets throughout the United States and has entered into independent agreements with various companies such as us, under which each has become a PCS Affiliate of Sprint and has agreed to construct and manage PCS networks in smaller metropolitan areas and along major highways designed to operate seamlessly with the nationwide PCS network of Sprint.

Pursuant to our affiliation agreements with Sprint PCS, we agreed to provide network coverage to a minimum percentage of the POPs in our territory within specified time periods. We believe we are in compliance with our network build-out requirements and Sprint PCS' other program requirements. The build-out of our territory has significantly extended Sprint PCS wireless coverage in the Southwestern, Northwestern and Midwestern regions of the United States.

We believe that our strategic relationship with Sprint PCS provides significant competitive advantages. In particular, we believe that our affiliation allows us to offer high quality, branded wireless voice and data services for a lower cost and lower capital requirements than would otherwise be possible. For example, we benefit from Sprint PCS':

o MARKETING. We market Sprint PCS products and services through Sprint PCS' existing relationships with major national retailers under the highly recognizable Sprint and Sprint PCS brand names.

o NATIONAL NETWORK. Our subscribers can immediately access Sprint PCS' national network, which includes over 300 major metropolitan areas.

o ADVANCED TECHNOLOGY. We believe that the CDMA technology used in our network offers advantages in capacity and voice quality, as well as access to advanced features such as Sprint PCS' suite of PCS Vision products.

o HANDSET AVAILABILITY AND PRICING. Sprint PCS' purchasing leverage allows us to acquire handsets more quickly and at a lower cost than we could without our affiliation with Sprint.

o NATIONAL RESELLER AGREEMENTS. We receive additional revenue as a result of Sprint PCS' relationships with wireless resellers, including Virgin Mobile and, beginning in 2004, Qwest Wireless, when customers of those resellers use our portion of the PCS network of Sprint.


MARKETS

We believe we operate in highly attractive markets. We believe our markets are attractive for a number of reasons:

o FEWER COMPETITORS MARKET-BY-MARKET. Because we operate in less populated markets, we believe that we face fewer competitors in most markets in our territory than wireless providers that operate in more urban areas typically face.

o PROXIMITY TO LARGE U.S. URBAN CENTERS. Our territory is located near or around several large U.S. urban centers, including Dallas, Kansas City, Milwaukee, Minneapolis, Oklahoma City, Phoenix, Portland, St. Louis, San Antonio, Seattle, Tulsa and Wichita. This has led to a favorable ratio of Sprint PCS subscribers from outside our territory and subscribers of other wireless service providers using our portion of the PCS network of Sprint as compared to Sprint PCS subscribers based in our territory using wireless communications networks outside our territory.

o ATTRACTIVE ROAMING AND TRAVEL CHARACTERISTICS. Given the rural nature of many of our markets and our extensive coverage of the major and secondary highways in our markets, we have consistently received significant roaming revenue from wireless subscribers using our portion of the PCS network of Sprint.

o HIGH POPULATION GROWTH MARKETS. The overall population growth in our territory has been above the national average over the past five years.

The following table lists the location, BTA number, megahertz of spectrum and estimated total residents for each of the BTAs that comprise our territory under our affiliation agreements with Sprint PCS as of September 30, 2003. The number of estimated covered residents by state does not represent the number of wireless subscribers that we expect to be based in our territory.

                                            BTA     MHZ OF       ESTIMATED        ESTIMATED
LOCATION                                  NO.(1)   SPECTRUM   TOTAL POPS (2)   COVERED POPS(3)
---------------------------------------- -------- ---------- ---------------- ----------------
ARKANSAS
Fayetteville-Springdale-Rogers ......... 140      30              346,200
Fort Smith ............................. 153      30              331,600
Little Rock (4) ........................ 257      30               15,700
Russellville ........................... 387      30              100,400
                                                                  -------
                                                                  793,900     622,100

                                              BTA     MHZ OF       ESTIMATED        ESTIMATED
LOCATION                                    NO.(1)   SPECTRUM   TOTAL POPS (2)   COVERED POPS(3)
------------------------------------------ -------- ---------- ---------------- ----------------
ARIZONA
Flagstaff ................................    144   30               119,700
Las Vegas, NV (Arizona side) (4) .........    245   30               157,100
Prescott .................................    362   30               181,800
Phoenix (4) ..............................    347   30               110,500
Sierra Vista-Douglas .....................    420   30               121,000
Tucson (4) ...............................    447   30                 2,000
Yuma .....................................    486   30               169,900
                                                                     -------
                                                                     862,000          626,600
CALIFORNIA
El Centro-Calexico .......................    124   30               151,500
San Diego (4) ............................    402   30                 1,000
                                                                     -------
                                                                     152,500          139,600
COLORADO
Colorado Springs (4) .....................     89   30                 1,300
Farmington, NM-Durango, CO ...............    139   20               217,100
Grand Junction ...........................    168   30               257,500
Pueblo ...................................    366   30               320,100
                                                                     -------
                                                                     796,000          464,100
ILLINOIS
Carbondale-Marion ........................     67   30               214,800          137,000

KANSAS
Pittsburgh-Parsons .......................    349   30                92,100
Emporia ..................................    129   30                47,900
Hutchinson (4) ...........................    200   30                29,600
Manhattan-Junction City ..................    275   30               117,300
Salina ...................................    396   30               143,800
                                                                     -------
                                                                     430,700          253,300
MINNESOTA
La Crosse, WI-Winona, MN .................    234   30               324,100
Minneapolis-St. Paul (4) .................    298   30                85,200
                                                                     -------
                                                                     409,300          259,000
MISSOURI
Cape Girardeau-Sikeston ..................     66   30               190,200
Columbia .................................     90   30               220,200
Jefferson City ...........................    217   30               167,100
Kirksville ...............................    230   30                57,400
Poplar Bluff .............................    355   30               154,500
Quincy, IL-Hannibal ......................    367   30               185,700
Rolla ....................................    383   30               105,400
St. Joseph ...............................    393   30               196,900
Sedalia ..................................    414   30                80,500
Springfield ..............................    428   30               682,400
West Plains ..............................    470   30                78,300
Kansas City (4) ..........................    226   30                16,800
                                                                     -------
                                                                   2,135,400        1,463,900

                                           BTA     MHZ OF       ESTIMATED        ESTIMATED
LOCATION                                 NO.(1)   SPECTRUM   TOTAL POPS (2)   COVERED POPS(3)
--------------------------------------- -------- ---------- ---------------- ----------------
NEW MEXICO
Albuquerque ...........................      8   20               851,500
Carlsbad ..............................     68   10                51,700
Clovis ................................     87   30                76,000
Gallup ................................    162   10               146,000
Hobbs .................................    191   30                55,500
Roswell ...............................    386   10                82,300
Santa Fe ..............................    407   20               225,900
Las Cruces ............................    244   10               258,400
                                                                  -------
                                                                1,747,300        1,407,500
OKLAHOMA
Joplin, MO-Miami ......................    220   30               251,000
Ada ...................................      4   30                54,300
Ardmore ...............................     19   30                91,500
Bartlesville ..........................     31   30                49,100
Enid ..................................    130   30                85,700
Lawton-Duncan .........................    248   30               181,300
McAlester .............................    267   30                55,100
Muskogee ..............................    311   30               166,500
Oklahoma City (4) .....................    329   30               418,300
Ponca City ............................    354   30                49,800
Stillwater ............................    433   30                80,000
Tulsa (4) .............................    448   30               192,200
                                                                ---------
                                                                1,674,800        1,289,300
OREGON
Bend ..................................     38   30               166,400
Coos Bay-North Bend ...................     97   30                84,700
Klamath Falls .........................    231   30                81,700
Medford-Grants Pass ...................    288   30               266,200
Portland (4) ..........................    358   30                82,600
Roseburg ..............................    385   30               101,200
Walla Walla, WA-Pendleton, OR .........    460   30               178,600
                                                                ---------
                                                                  961,400          698,900
TEXAS
Eagle Pass-Del Rio ....................    121   30               121,100
El Paso ...............................    128   20               766,500
Laredo ................................    242   30               232,400
Wichita Falls .........................    473   30               224,000
Abilene ...............................      3   30               263,500
Amarillo ..............................     13   30               416,500
Big Spring ............................     40   30                36,100
Lubbock ...............................    264   30               411,100
Midland ...............................    296   30               122,000
Odessa ................................    327   30               210,000
San Angelo ............................    400   30               162,600
                                                                ---------
                                                                2,965,800        2,546,300

                                                   BTA     MHZ OF       ESTIMATED        ESTIMATED
LOCATION                                         NO.(1)   SPECTRUM   TOTAL POPS (2)   COVERED POPS(3)
----------------------------------------------- -------- ---------- ---------------- ----------------
WASHINGTON
Kennewick-Pasco-Richland ......................    228   30               199,800
Wenatchee .....................................    468   30               222,500
Yakima ........................................    482   30               263,500
                                                                          -------
                                                                          685,800          556,400
WISCONSIN
Appleton-Oshkosh ..............................     18   20               461,200
Eau Claire ....................................    123   30               197,400
Fond du Lac ...................................    148   20                98,100
Green Bay .....................................    173   20               362,600
Madison (4) ...................................    272   20               147,100
Manitowoc .....................................    276   20                83,100
Milwaukee (4) .................................    297   30                87,300
Sheboygan .....................................    417   20               113,600
Stevens Point-Marshfield-Wisconsin Rapids .....    432   30               217,400
Wausau-Rhinelander ............................    466   30               247,700
                                                                          -------
                                                                        2,015,500        1,517,200
                                                                        ---------        ---------
TOTAL .........................................                        15,845,200       11,981,200
                                                                       ==========       ==========

----------
(1) BTA No. refers to the Basic Trading Area number assigned to that market by the FCC (in alphabetical order by name) for the purposes of issuing licenses for wireless services.

(2) Estimated total POPs is based on estimates of 2000 population counts compiled by the U.S. Census Bureau adjusted by population growth rates provided to us by Sprint.

(3) Estimated covered POPs is based on our actual network coverage using estimates of 2000 population counts compiled by the U.S. Census Bureau adjusted by population growth rates provided to us by Sprint.

(4) Total POPs and covered POPs for these markets reflect only those POPs contained in our licensed territory within the BTA, not the total POPs or covered POPs in the entire BTA.


NETWORK OPERATIONS

The effective operation of our portion of the PCS network of Sprint requires:

o public switched and long distance interconnection;

o the implementation of roaming arrangements; and

o the development of network monitoring systems.

Our portion of the PCS network of Sprint connects to the public switched telephone network to facilitate the origination and termination of traffic between the wireless network and both local exchange and long distance carriers. Through our arrangements with Sprint and Sprint's arrangements with other wireless service providers, our subscribers have roaming capabilities on certain other PCS networks utilizing similar CDMA technology. We monitor our portion of the PCS network of Sprint during normal business hours. For after-hours monitoring, the PCS Network Operating Centers of Sprint provide 24 hours, seven days a week monitoring of our portion of the PCS network of Sprint and real-time notification to our designated personnel.

As of September 30, 2003, our portion of the PCS network of Sprint included 1,539 base stations and nine switching centers.

PRODUCTS AND SERVICES

We offer wireless voice and data products and services throughout our territory under the Sprint brand name. Our services are typically designed to align with the service offerings of Sprint PCS and to integrate with the PCS network of Sprint. The PCS service packages we currently offer include the following:

100% DIGITAL WIRELESS NETWORK WITH SERVICE ACROSS THE COUNTRY. We are part of the largest 100% digital wireless personal communications services network in the country. Our customers may access PCS services from Sprint throughout the PCS network of Sprint, which includes over 300 major metropolitan areas across the United States. Dual-band/dual-mode or tri-mode handsets allow roaming on other wireless networks where Sprint has roaming agreements.

THIRD GENERATION SERVICES. We believe CDMA technology allows existing CDMA networks to be upgraded to the next generation in a timely and cost efficient manner. We, along with Sprint, launched 3G capability in our service area in the third quarter of 2002. This capability allows more efficient utilization of our network when voice calls are made using 3G-enabled handsets. It also provides enhanced data services. PCS Vision allows our subscribers to use their PCS Vision-enabled devices to check e-mail, take and receive pictures, play games with full-color graphics and polyphonic sounds and browse the Internet wirelessly with speeds of up to 144 kilobits per second with average throughput speeds in the range of 50-70 kilobits per second.

CLEAR PAY/ACCOUNT SPENDING LIMIT. Under the PCS service plans of Sprint, customers who do not meet certain credit criteria can nevertheless select any plan offered subject to an account spending limit to control credit exposure. Prior to May 2001, these customers were required to make a deposit ranging from $125 to $200 that could be credited against future billings. In May 2001, the deposit requirement was eliminated on certain credit classes, under the NDASL program which was subsequently renamed Clear Pay. From May 2001 to February 2002 a majority of our customer additions were under the Clear Pay/NDASL program. On February 24, 2002, we along with certain other PCS Affiliates of Sprint, reinstated the deposit requirement for certain credit classes that was in place prior to May 2001 in an effort to limit our exposure to bad debt relative to these credit classes. This new program is referred to as Clear Pay II and is not a national Sprint program. Since the implementation of Clear Pay II in February 2002 we have experienced a significant decline in customer additions, but the credit quality of those additions has improved.

OTHER SERVICES. In addition to these services, we may also offer wireless local loop services in our territory, but only where Sprint is not a local exchange carrier. Wireless local loop is a wireless substitute for the landline-based telephones in homes and businesses. We also believe that new features and services will be developed on the PCS network of Sprint to take advantage of CDMA technology. Sprint conducts ongoing research and development to produce innovative services that are intended to give Sprint and PCS Affiliates of Sprint a competitive advantage. We may incur additional expenses in modifying our technology to provide these additional features and services.


ROAMING

SPRINT PCS ROAMING. Sprint PCS roaming includes both inbound roaming, when Sprint wireless subscribers based outside of our territory use our portion of the PCS network of Sprint, and outbound roaming, when our subscribers use the PCS network of Sprint outside of our territory. We have a reciprocal per minute fee with Sprint for inbound and outbound Sprint PCS roaming. The reciprocal rate, which initially was $0.20 per minute, has been periodically reduced by Sprint and is currently $0.058 per minute. We have negotiated an agreement with Sprint whereby the rate is fixed at the current $0.058 per minute rate through December 31, 2005. Thereafter, the rate will be calculated based upon a predetermined formula specified in the amendments to our affiliation agreements with Sprint PCS. We believe that setting the rate at $0.058 per minute will be more favorable than the rate Sprint will set for the affiliates without a fixed reciprocal roaming rate. Our ratio of inbound to outbound roaming with Sprint was approximately 1.1 to 1 in the first nine months of 2003 and is expected to decline to approximately 1 to 1 over time. Sprint PCS roaming revenue is not subject to the 8% affiliation fee.

In addition to the reciprocal per minute fee for the Sprint PCS roaming discussed above, we also recognize roaming revenue and expense related to data usage from PCS Vision services when wireless subscribers are using such services outside of their home territory. We recognize revenue when a wireless subscriber based outside of our territory uses PCS Vision data services on our portion of the PCS network of Sprint and we recognize expense when our subscribers use such services on the PCS network of Sprint outside of our territory. This roaming activity is settled on a per-kilobit ("Kb") basis at a rate that was initially set at $0.0055 per Kb through December 31, 2002. For 2003, this rate is $0.0014 per Kb, and we have negotiated an agreement with Sprint PCS whereby the rate will remain at $0.0014 per Kb through December 31, 2005. Thereafter the rate will be calculated based upon a predetermined formula specified in the amendments to our affiliation agreements with Sprint PCS.

NON-SPRINT PCS ROAMING. Non-Sprint PCS roaming includes both inbound non-Sprint PCS roaming, when non-Sprint PCS subscribers use our portion of the PCS network of Sprint, and outbound non-Sprint PCS roaming, when our subscribers use a non-Sprint PCS network. Pursuant to roaming agreements between Sprint and other wireless service providers, when another wireless service provider's subscriber uses our portion of the PCS network of Sprint, we earn inbound non-Sprint PCS roaming revenue. These wireless service providers must pay fees for their subscribers' use of our network, and as part of our collected revenues, we are entitled to 92% of these fees. Currently, pursuant to our services agreements with Sprint PCS, Sprint bills these wireless service providers for these roaming fees and passes our portion of the fees to us. When another wireless service provider provides service to one of our subscribers, we pay outbound non-Sprint PCS roaming fees. Sprint PCS then bills our subscriber for use of that provider's network at rates specified in their contract and pays us 100% of this outbound non-Sprint PCS roaming revenue collected from that subscriber on a monthly basis. We bear the collection risk for all service.

RESELLER AGREEMENTS. We also recognize revenue from subscribers of various wholesale resellers of personal communications service when those subscribers use our portion of the PCS network of Sprint. These reseller agreements are negotiated by Sprint, and we receive a per-minute rate for each minute that the subscribers of these resellers use our portion of the PCS network of Sprint. These subscribers may be based within or outside our territory. Currently, we receive wholesale revenue from a reseller agreement between Sprint and Virgin Mobile. Sprint recently announced an agreement with Qwest Wireless to transition Qwest's subscribers to Sprint's network on a wholesale basis. We expect that Qwest subscribers in our territory will be transitioned during 2004, at which point we will receive per minute wholesale revenue from Qwest for usage by Qwest subscribers.


MARKETING STRATEGY

Our marketing strategy is to complement Sprint's national marketing strategies with techniques tailored to each of the specific markets in our territory.

USE OF SPRINT'S BRAND. We feature exclusively and prominently the nationally recognized Sprint brand name in our marketing and sales efforts. From the customers' point of view, they use our portion of the PCS network of Sprint and the rest of the PCS network of Sprint as a unified national network.

ADVERTISING AND PROMOTIONS. Sprint promotes its products through the use of national as well as regional television, radio, print, outdoor and other advertising campaigns. In addition to Sprint's national advertising campaigns, we advertise and promote Sprint PCS products and services on a local level in our markets at our cost. We have the right to use any promotional or advertising materials developed by Sprint and only have to pay the incremental cost of using those materials, such as the cost of local radio and television advertisement placements, and material costs and incremental printing costs. We also benefit from any advertising or promotion of Sprint PCS products and services by third party retailers in our territory, such as RadioShack and Best Buy. We must pay the cost of specialized Sprint print advertising by third party retailers. Sprint also runs numerous promotional campaigns which provide customers with benefits such as additional features at the same rate or free minutes or Kb of use for limited time periods. We offer these promotional campaigns to potential customers in our territory.

SALES FORCE WITH LOCAL PRESENCE. We have established local sales forces to execute our marketing strategy through our company-owned retail stores, local distributors, direct business-to-business contacts and other channels. Our marketing teams also participate in local clubs and civic organizations such as the Chamber of Commerce, Rotary and Kiwanis.

SALES AND DISTRIBUTION

Our sales and distribution plan is designed to mirror Sprint's multiple channel sales and distribution plan and to enhance it through the development of local distribution channels. Key elements of our sales and distribution plan consist of the following:

SPRINT RETAIL STORES. As of September 30, 2003, we operated 61 Sprint stores and four kiosks at various locations within our markets. These stores provide us with a local presence and visibility in the markets within our territory. Following the Sprint model, these stores are designed to facilitate retail sales, subscriber activation, bill collection and customer service. In addition to retail stores that we operate, we began to enter into agreements with exclusive agents in 2003 which operate Sprint stores in our territory to further expand our distribution channels. These "branded stores" function similarly to our company-operated stores but are operated by a third parties. This third party purchases equipment from us and resells it to the consumer for which the third party receives compensation in the form of commission. As of September 30, 2003, we had 14 of these branded stores operating in our territory.

NATIONAL THIRD PARTY RETAIL STORES. Sprint has national distribution agreements with various national retailers such as RadioShack and Best Buy for such retailers to sell Sprint PCS products. These national agreements cover retailers' stores in our territory, and as of September 30, 2003, these retailers had approximately 434 locations in our territory.

LOCAL INDIRECT AGENTS. We contract directly with local indirect retailers in our territory. These retailers are typically local businesses that have a presence in our markets. Local indirect agents purchase handsets and other PCS retail equipment from us and market PCS services from Sprint on our behalf. We are responsible for managing this distribution channel and as of September 30, 2003 these local indirect agents had approximately 267 locations within our licensed territory. We compensate local indirect agents through commissions for subscriber activations.

ELECTRONIC COMMERCE. Sprint PCS maintains an Internet site, www.sprintpcs.com, which contains information on Sprint PCS products and services. A visitor to the Sprint PCS Internet site can order and pay for a handset and select a rate plan. Sprint wireless customers visiting the site can review the status of their account, including the number of minutes used in the current billing cycle. We recognize the revenues generated by wireless customers in our territory who purchase Sprint PCS products and services over the Sprint PCS Internet site.

DISTRIBUTION MIX. During the first nine months of 2003, our distribution mix approximated:

  Sprint retail stores .......................       41%
  National third party retail stores .........       29
  Local indirect agents ......................       11
  Other ......................................       19
                                                     --
                                                    100%
                                                    ===

SEASONALITY

Our business is subject to seasonality because the wireless telecommunications industry is heavily dependent on calendar fourth quarter results. Among other things, the industry relies on significantly higher customer additions and handset sales in the fourth quarter as compared to the other three fiscal quarters. A number of factors contribute to this trend, including:

o the heavy reliance on retail distribution, which is dependent upon the year-end holiday shopping season;

o the timing of new product and service announcements and introductions;

o competitive pricing pressures; and

o aggressive marketing and promotions.


TECHNOLOGY

GENERAL. In 1993, the FCC allocated the 1900 MHz frequency block of the radio spectrum for wireless personal communications services. Wireless personal communications services differ from original analog

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

cellular telephone service principally in that wireless personal communications services networks operate at a higher frequency and employ advanced digital technology. Analog-based networks send signals in which the transmitted signal resembles the input signal, the caller's voice. Digital networks convert voice or data signals into a stream of digits that permit a single radio channel to carry multiple simultaneous transmissions. Digital networks also achieve greater frequency reuse than analog networks resulting in greater capacity than analog networks. This enhanced capacity, along with enhancements in digital protocols, allows digital-based wireless technologies, whether using wireless personal communications services or cellular frequencies, to offer new and enhanced services, including greater call privacy and more robust data transmission, such as facsimile, electronic mail and connecting notebook computers with computer/data networks.

Wireless digital signal transmission is accomplished through the use of various forms of frequency management technology or "air interface protocols." The FCC has not mandated a universal air interface protocol for digital wireless personal communications services networks. Digital wireless personal communications networks operate under one of three principal air interface protocols: CDMA, time division multiple access ("TDMA") or global systems for mobile communications ("GSM"). TDMA and GSM communications are both time division multiple access networks but are incompatible with each other. CDMA is incompatible with both GSM and TDMA networks. Accordingly, a subscriber of a network that utilizes CDMA technology is unable to use a CDMA handset when traveling in an area not served by CDMA based wireless personal communications services operators, unless the customer carries a dual-band/dual-mode handset that permits the customer to use the analog cellular network in that area. The same issue would apply to users of TDMA or GSM networks. All of the wireless personal communications services operators now have dual-mode or tri-mode handsets available to their customers. Because digital networks do not cover all areas in the country, these handsets will remain necessary for segments of the subscriber base.

BENEFITS OF CDMA TECHNOLOGY. The PCS network of Sprint and the networks of PCS Affiliates of Sprint all use digital CDMA technology. We believe that CDMA provides important network performance benefits such as:

o Greater capacity. We believe, based on studies by CDMA manufacturers and our experience since our inception, that CDMA networks can provide network capacity that is approximately seven to ten times greater than that of analog technology and approximately three times greater than TDMA and GSM digital networks.

o Privacy and security. CDMA technology combines a constantly changing coding scheme with a low power signal to enhance call security and privacy.

o Soft hand-off. CDMA networks transfer calls throughout the CDMA network using a technique referred to as a soft hand-off, which connects a mobile customer's call with a new base station while maintaining a connection with the base station currently in use. CDMA networks monitor the quality of the transmission received by multiple base stations simultaneously to select a better transmission path and to ensure that the network does not disconnect the call in one cell unless replaced by a stronger signal from another base station. Analog, TDMA and GSM networks use a "hard hand-off" and disconnect the call from the current base station as it connects with a new one without any simultaneous connection to both base stations.

o Simplified frequency planning. Frequency planning is the process used to analyze and test alternative patterns of frequency used within a wireless network to minimize interference and maximize capacity. Unlike TDMA- and GSM-based networks, CDMA-based networks can reuse the same subset of allocated frequencies in every cell, substantially reducing the need for costly frequency reuse patterning and constant frequency plan management.

o Longer battery life. Due to their greater efficiency in power consumption, CDMA handsets can provide longer standby time and more talk time availability when used in the digital mode than handsets using alternative digital or analog technologies.

o Efficient migration path. We believe that CDMA technology has an efficient and incremental migration path to next generation voice and data services. Unlike technologies that require essentially a replacement investment to upgrade, CDMA upgrades can be completed incrementally. The first step -- conversion to

  1xRTT -- was completed in 2002 for less than $3 per covered POP. Additional steps beyond 1xRTT can be taken as demand for more robust data services or need for additional capacity develops for similar capital investment levels.



COMPETITION

Competition in the wireless telecommunications industry is intense. We compete with a number of wireless service providers in our markets. We believe that our primary competition is with national and regional wireless service providers such as ALLTEL, AT&T Wireless Services, Cingular Wireless, Nextel Communications, Nextel Partners, T-Mobile and Verizon Wireless. While we compete with one or more wireless carriers in each of the markets in our territory, none of these wireless service providers provide services in all of the markets in our territory.

We also face competition from resellers, which provide wireless services to customers but do not hold FCC licenses or own facilities. Instead, the resellers buy blocks of wireless telephone numbers and capacity from a licensed carrier and resell services through their own distribution network to the public. As described above, Virgin Wireless and Qwest Wireless have agreements with Sprint to act as resellers in our territory.

In addition, we compete with providers of existing communications technologies, such as paging, enhanced specialized mobile radio service dispatch and conventional landline telephone companies, in our markets. Potential users of wireless personal communications services networks may find their communications needs satisfied by other current and developing technologies. One or two-way paging or beeper services that feature voice messaging and data display as well as tone-only service may be adequate for potential customers who do not need to speak to the caller.

In the future, we expect to face increased competition from entities providing similar services using other communications technologies, including satellite-based telecommunications and wireless cable networks. While some of these technologies and services are currently operational, others are being developed or may be developed in the future.

Many of our competitors have significantly greater financial and technical resources and larger subscriber bases than we do. In addition, some of our competitors may be able to offer regional coverage in areas not served by the PCS network of Sprint, or, because of their calling volumes or relationships with other wireless providers, may be able to offer regional roaming rates that are lower than those that we offer. Wireless personal communications services operators will likely compete with us in providing some or all of the services available through our network and may provide services that we do not. Additionally, we expect that existing cellular providers will continue to upgrade their networks to provide digital wireless communication services competitive with Sprint. Currently, there are six national wireless providers who are generally all present in major markets across the country. In January 2003, the FCC rule imposing limits on the amount of spectrum that can be held by one provider in a specific market was lifted, which may facilitate the consolidation of some national providers.

The FCC's mandate that wireless carriers provide for WLNP went into effect on November 24, 2003. WLNP allows subscribers to keep their wireless phone number when switching to a different service provider, which could make it easier for competing providers to market their services to our existing users. WLNP makes customer defections more likely, and we may be required to increase subsidies for product upgrades and/or reduce pricing to match competitors' initiatives in an effort to retain customers or replace those who switch to other carriers.

Over the past several years, the FCC has auctioned and will continue to auction large amounts of wireless spectrum that could be used to compete with PCS services from Sprint. Based upon increased competition, we anticipate that market prices for two-way wireless services generally will decline in the future. We will compete to attract and retain customers principally on the basis of:

o the strength of the Sprint brand name, services and features;

o Sprint's nationwide network;

o our network coverage and reliability; and

o  the benefits of CDMA technology.

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

Our ability to compete successfully will also depend, in part, on our ability to anticipate and respond to various competitive factors affecting the industry, including:

o new services and technologies that may be introduced;

o changes in consumer preferences;

o demographic trends;

o economic conditions; and

o discount pricing strategies by competitors.


INTELLECTUAL PROPERTY

The Sprint diamond design logo is a service mark registered with the United States Patent and Trademark Office. The service mark is owned by Sprint. We use the Sprint brand name, the Sprint diamond design logo and other service marks of Sprint in connection with marketing and providing wireless services within our territory. Under the terms of our trademark and service mark license agreements with Sprint PCS, we do not pay a royalty fee for the use of the Sprint brand name and Sprint service marks.

Except in certain instances and other than in connection with the national distribution agreements, Sprint has agreed not to grant to any other person a right or license to use the licensed marks in our territory. In all other instances, Sprint reserves the right to use the licensed marks in providing its services within or outside our territory.

Our trademark license and service mark agreements with Sprint PCS contain numerous restrictions with respect to the use and modification of any of the licensed marks. See "--Our affiliation agreements with Sprint PCS-- The trademark and service mark license agreements" for more information on this topic.


ENVIRONMENTAL COMPLIANCE

Our environmental compliance expenditures primarily result from the operation of standby power generators for our telecommunications equipment and compliance with various environmental rules during network build-out and operations. The expenditures arise in connection with standards compliance or permits which are usually related to generators, batteries or fuel storage. Our environmental compliance expenditures have not been material to our financial statements or to our operations and are not expected to be material in the future.


EMPLOYEES

As of September 30, 2003, we employed 765 full-time employees. Our employees are not represented by any labor union. We believe that our relations with our employees are good.


OUR AFFILIATION AGREEMENTS WITH SPRINT PCS

Each PCS Affiliate of Sprint enters into four major affiliation agreements with Sprint PCS:

o a management agreement;

o a services agreement; and

o two trademark and service mark license agreements with different Sprint entities.

We entered into one set of these agreements for our markets in the Southwestern part of the United States and another set of these agreements for our markets in Wisconsin. Roberts entered into a set of these agreements for its territories in Illinois, Kansas and Missouri, which we assumed pursuant to our acquisition of Roberts. WOW entered into a set of these agreements for its territories in Washington and Oregon, which we assumed pursuant to our acquisition of WOW. Southwest PCS entered into a set of these agreements for its territories in Oklahoma, Kansas, Texas and Arkansas, which we assumed pursuant to our acquisition of Southwest PCS. Therefore, we now operate under five sets of affiliation agreements with Sprint PCS. As used in this description, the term "operating subsidiaries" refers to each of our subsidiaries that have entered into affiliation agreements with Sprint PCS. Except as described herein, the material terms of the affiliation agreements entered into by our operating subsidiaries, including the amendments we recently entered into with Sprint PCS, are substantially identical and apply to all of our territories.

Under our affiliation agreements with Sprint PCS, we have the exclusive right to provide wireless mobility communications services using the 1900 MHz frequency block under the Sprint brand name in our territory. Sprint holds the spectrum licenses. Our affiliation agreements with Sprint PCS require us to interface with the PCS network of Sprint by building our portion of the PCS network of Sprint to operate on the 10, 20 or 30 MHz wireless personal communications services frequencies licensed to Sprint in the 1900 MHz range.

The following is a description of the material terms and provisions of our affiliation agreements with Sprint PCS.

A breach or event of termination, as the case may be, under any of our affiliation agreements with Sprint PCS by one of our operating subsidiaries will also constitute a breach or event of termination, as the case may be, by all other operating subsidiaries of the same provision of the applicable affiliation agreement to which each operating subsidiary is a party. Each operating subsidiary only has the right to cure its breach and has no right to cure any breach or event of termination by another operating subsidiary.

THE MANAGEMENT AGREEMENTS. Under our management agreements with Sprint PCS, we have agreed to:

o own, construct and manage a wireless personal communications services network in our territory in compliance with FCC license requirements and other technical requirements contained in our management agreements;

o distribute Sprint PCS products and services;

o use Sprint's and our own distribution channels in our territory;

o conduct advertising and promotion activities in our territory; and

o manage that portion of the wireless customer base assigned to our territory.


  Sprint has the right to supervise our wireless personal communications services network operations and the right to unconditional access to our portion of the PCS network of Sprint, including the right to test and monitor any of our facilities and equipment.

o Exclusivity. We are designated as the only person or entity that can manage or operate a wireless mobility communications network using the 1900 MHz frequency block for Sprint in our territory. Sprint is prohibited from owning, operating, building or managing another wireless mobility communications network in our territory while our management agreements are in place and no event has occurred that would permit such agreements to terminate. Sprint is permitted to make national sales to companies in our territory and to permit resale of the Sprint PCS products and services in our territory. Our management agreements prohibit us from interfering with others who resell Sprint PCS products and services in our territory.

o Network build-out. Our management agreements specify the terms of the Sprint affiliation, including the required network build-out plan. We have agreed by specified dates to cover a specified percentage of the population within each of the markets that make up our territory. Our management agreements also require us to reimburse Sprint one-half of the microwave clearing costs for our territory. We believe we are in compliance with our network build-out requirements and Sprint PCS' other program requirements.

  If Sprint decides to expand the geographic size of the network coverage within our territory, Sprint must provide us with written notice of the proposed expansion.

  Under our management agreements for our original territories, Wisconsin and the territories we assumed pursuant to our acquisitions of Roberts and Southwest PCS, we have a 90-day right of first refusal to build-out the proposed expansion area. If we choose not to build-out the proposed area, then Sprint may build-out the area itself or allow another PCS Affiliate of Sprint to do so.

  Under our management agreement for the territories we assumed pursuant to our acquisition of WOW, we have agreed to build-out any proposed expansion area. Sprint has agreed not to require coverage in our markets covered by this management agreement that exceeds the capacity and footprint parameters that Sprint has adopted for all its comparable markets. This management agreement also contains a mechanism for us to appeal to Sprint if the build-out is not economically advantageous for us. If we fail to build-out the proposed expansion area, Sprint has the termination rights described below under "Termination of our management agreements."

o Products and services. Our management agreements identify the products and services that we can offer in our territory. These services include, but are not limited to, PCS consumer and business products and services from Sprint available as of the date of the agreements, or as modified by Sprint. We are allowed to sell wireless products and services that are not PCS products and services from Sprint if those additional products and services do not cause distribution channel conflicts or, in Sprint's sole determination, consumer confusion with Sprint PCS products and services. Under our management agreement for our Wisconsin territories, if Sprint begins to offer nationally a product or service that we already offer, then that product or service will be considered to be a Sprint PCS product or service.

  We may also sell services such as specified types of long distance service, Internet access, handsets and prepaid phone cards with Sprint and other PCS Affiliates of Sprint. If we decide to use third parties to provide these services, we must give Sprint an opportunity to provide the services on the same terms and conditions. We cannot offer wireless local loop services specifically designed for the competitive local exchange market in areas where Sprint owns the incumbent local exchange carrier unless we name the Sprint-owned local exchange carrier as the exclusive distributor or Sprint approves the terms and conditions. Sprint does not own the incumbent local exchange carrier in a vast majority of the markets in our territory.

o National sales programs. We must participate in the Sprint wireless sales programs for sales to Sprint's corporate accounts and will pay the expenses and receive the compensation from Sprint relative to sales to customers of those accounts located in our territory. We must use Sprint's long distance service, which we can buy at the best prices offered to comparably situated wholesale customers of Sprint Corporation, which Sprint PCS acquires on our behalf from Sprint Corporation. However, we may purchase private line capacity for call routing directly from Sprint Corporation, if we can obtain more favorable terms, and Sprint Corporation has agreed to provide us with such capacity at the best price offered to similarly situated third parties. Under our management agreements, we are prohibited from reselling long distance service to other carriers, however we may (1) transport long distance calls for customers, (2) transport long distance calls for resellers when such resale is subject to FCC mandate or when Sprint chooses to make such resale available, or (3) transport long distance calls for purposes of roaming.

o Service pricing, roaming and fees. We must offer PCS subscriber pricing plans from Sprint designated for regional or national offerings, including "Free & Clear" plans and "PCS Vision" plans. We are permitted to establish our own local price plans for PCS products and services offered only in our territory, subject to Sprint's approval. We are entitled to receive a weekly fee from Sprint equal to 92% of net "billed revenues" related to customer activity less applicable write-offs. Sprint determines the write-offs for any given time period. Outbound non-Sprint PCS roaming billed to subscribers based in our territory, proceeds from the sales of handsets and accessories and amounts collected with respect to taxes and proceeds from sales of our products and services are not considered "billed revenues." Billed revenues generally include all other customer account activity for Sprint PCS products and services in our territory, which includes such activities billed to, attributed to or otherwise reflected in customers accounts. We are generally entitled to 100% of the proceeds from customers for equipment and accessories sold or leased by us and to 92% of any federal or state subsidies attributable to our territory or customers. Many Sprint wireless subscribers purchase bundled pricing plans that allow roaming anywhere on the nationwide PCS network of Sprint without incremental PCS roaming charges. However, we will earn Sprint PCS roaming revenue for every minute that a Sprint wireless subscriber from outside our territory enters our territory and uses our services, which is offset against amounts we owe as expenses for every minute that our subscribers use services outside our territory. The analog roaming rate onto a non-Sprint PCS provider's network is set under Sprint's third party roaming agreements.

o Vendor purchase agreements. We may participate in discounted volume-based pricing on wireless-related products and warranties Sprint receives from its vendors. Sprint will use commercially reasonable efforts to obtain for us the same prices as Sprint receives from its vendors.

o Advertising and promotions. Sprint uses national as well as regional television, radio, print, outdoor and other advertising campaigns to promote its products. We benefit from the national advertising at no additional cost to us. In addition to Sprint's national advertising campaigns, we advertise and promote Sprint PCS products and services on a local level in our markets at our cost. We have the right to use any promotion or advertising materials developed by Sprint and only have to pay the incremental cost of using those materials, such as the cost of local radio and television advertisement placements and incremental printing costs. Sprint also runs numerous promotional campaigns that provide customers with benefits such as additional features at the same rate or free minutes of use for limited time periods. We offer these promotional campaigns to potential customers in our territory.

o Program requirements. We must comply with the Sprint program requirements for technical standards, customer service standards, roaming coverage and national and regional distribution and national accounts programs. Sprint can adjust the program requirements at any time. We can decline to implement any change in the program requirements if the change will:

  o cause the combined peak negative cash flow of the operating subsidiaries to be an amount greater than 3% of Alamosa Holdings' enterprise value;

  o when combined with all other changes in the program requirements that we and the operating subsidiaries agree to implement, within the prior 12 months, cause the combined peak negative cash flow of the operating subsidiaries to be an amount greater than 5% of Alamosa Holdings' enterprise value;

  o cause a decrease in the forecasted 5-year discounted cash flow of the operating subsidiaries of more than 3% on a net present value basis; or

  o when combined with all other changes in the program requirements that we and the operating subsidiaries agree to implement, within the prior 12 months, cause a decrease in the forecasted 5-year discounted cash flow of the operating subsidiaries of more than 3% on a net present value basis.

  For determining whether a program requirement change will adversely impact our operations, (1) generally, the negative impact to the operating subsidiaries' cash flows from capital expenditures required to implement the program requirement change relative to cash benefits from the change during a comparable time period is compared to (2) Alamosa Holdings' "enterprise value," which the amendments to our affiliation agreements with Sprint PCS define as the book value of its outstanding debt and preferred stock, in addition to the fair market value of its publicly traded equity (excluding preferred stock), less cash.

  Our management agreements set forth a dispute resolution process if Sprint believes that we do not have the right to decline to implement a change in the program requirements. In any event, we must implement a change in the program requirements if Sprint agrees to compensate us for amounts in excess of the criteria set forth above.

  Notwithstanding the above, we have agreed to implement a change in program requirements if the adjustment relates to a pricing plan or roaming program and Sprint reasonably determines that the change must be implemented on an immediate basis to respond to competitive market forces. If the change would have exceeded one of the criteria set forth above, our management agreements provide for appropriate compensation from Sprint to the extent such criteria is exceeded.

  Under our management agreements for our Wisconsin and Southwest territories, Sprint has agreed that it will use commercial reasonableness to adjust the Sprint retail store and customer service requirements for cities located within those territories that have a population of less than 100,000.

o Non-competition. We may not offer Sprint PCS products and services outside our territory without the prior written approval of Sprint. We may offer, market or promote telecommunications products and services within our territory only under the Sprint brand, our own brand, brands of our related parties or other products and services approved under our management agreements, except that no brand of a significant competitor of Sprint or its related parties may be used for those products and services. To the extent we have or will obtain licenses to provide wireless personal communications services outside our territory, we may not use the spectrum to offer Sprint PCS products and services without prior written consent from Sprint.

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

o Inability to use non-Sprint brand. We may not market, promote, advertise, distribute, lease or sell any of the Sprint PCS products and services on a non-branded, "private label" basis or under any brand, trademark or trade name other than the Sprint brand, except for sales to resellers or as otherwise permitted under the trademark and service mark license agreements.


o Transfer of the PCS network. In conjunction with the sale of its wireless PCS network, Sprint can sell, transfer or assign its wireless PCS network and any of its FCC licenses to a third party if the third party agrees to be bound by the terms of our management agreements and our services agreements.


o Change in control. Sprint PCS must consent to any transaction pursuant to which Alamosa Holdings is no longer the "ultimate parent" of any of the operating subsidiaries, but this consent cannot be unreasonably withheld.

o Rights of first refusal. Sprint has rights of first refusal, without stockholder approval, to buy our assets upon a proposed sale of all or substantially all of our assets used in the operation of our portion of the PCS network of Sprint.

o Term. Each of our management agreements has an initial term of 20 years with three 10-year renewal options, which would lengthen each of our management agreements to a total term of 50 years. The three 10-year renewal terms are automatically effectuated unless either Sprint provides us or we provide Sprint with two years prior written notice to terminate the agreement or unless we are in material default of our obligations under such agreement.

o Termination of our management agreements. Our management agreements can be terminated as a result of the following events:

  o termination of Sprint's spectrum licenses;

  o an uncured breach under our management agreements;

  o our management agreements not complying with any applicable law in any material respect; or

  o the termination of any of our trademark and service mark license agreements.

  The termination or non-renewal of our management agreements triggers some of our rights and some rights of Sprint. The right of either party to require the other party to purchase or sell the operating assets is discussed below.


  If we have the right to terminate our management agreements because of an event of termination caused by Sprint, generally we may:

  o require Sprint to purchase all of our operating assets used in connection with our portion of the PCS network of Sprint for an amount equal to at least 80% of our "entire business value," as defined below;

  o in all areas in our territory where Sprint is the licensee for 20 MHz or more of the spectrum on the date it terminates our management agreements, require Sprint to assign to us, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of either the original cost to Sprint of the license plus any microwave clearing costs paid by Sprint or 9% of our "entire business value;" or

  o choose not to terminate our management agreements and sue Sprint for damages or submit the matter to arbitration.

  If Sprint has the right to terminate our management agreements because of an event of termination caused by us, generally Sprint may:

  o require us, without stockholder approval, to sell our operating assets to Sprint for an amount equal to 72% of our "entire business value;"

  o require us to purchase, subject to governmental approval, the licensed spectrum in our territory for an amount equal to the greater of either the original cost to Sprint of the license plus any microwave relocation costs paid by Sprint or 10% of our "entire business value;"

  o take any action as Sprint deems necessary to cure the breach of our management agreements, including assuming responsibility for, and operating, our portion of the PCS network of Sprint; or

  o not terminate our management agreements and sue us for damages or submit the matter to arbitration.

o Non-renewal. If Sprint gives us timely notice that it does not intend to renew our management agreements, we may:

  o require Sprint to purchase all of our operating assets used in connection with our portion of the PCS network of Sprint for an amount equal to 80% of our "entire business value;" or

  o in all areas in our territory where Sprint is the licensee for 20 MHz or more of the spectrum on the date it terminates such management agreement, require Sprint to assign to us, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of either the original cost to Sprint of the license plus any microwave relocation costs paid by Sprint or 10% of our "entire business value."

  If we give Sprint timely notice of non-renewal, or we and Sprint both give notice of non-renewal, or any of our management agreements expire with neither party giving a written notice of non-renewal, or if any of our management agreements can be terminated for failure to comply with legal requirements or regulatory considerations, Sprint may:

  o purchase all of our operating assets, without stockholder approval, for an amount equal to 80% of our "entire business value;" or

  o require us to purchase, subject to governmental approval, the licensed spectrum in our territory for an amount equal to the greater of either the original cost to Sprint of the license plus any microwave clearing costs paid by Sprint or 10% of our "entire business value."

o Determination of entire business value. If our "entire business value" is to be determined, Sprint and we will each select one independent appraiser and the two appraisers will select a third appraiser. The three appraisers will determine our "entire business value" on a going concern basis using the following principles:

  o the "entire business value" is based on the price a willing buyer would pay a willing seller for the entire on-going business;

  o the entire business value will not be calculated in a manner that double counts the operating assets of one or more of our affiliates;

  o then-current customary means of valuing a wireless telecommunications business will be used;

  o the business is conducted under the Sprint brand and our affiliation agreements with Sprint PCS;

  o we own the spectrum and frequencies presently owned by Sprint subject to our affiliation agreements with Sprint PCS; and

  o the valuation will not include any value for businesses not directly related to the Sprint PCS products and services, and those businesses will not be included in the sale.

o Insurance. We are required to obtain and maintain with financially reputable insurers who are licensed to do business in all jurisdictions where any work is performed under our management agreements and who are reasonably acceptable to Sprint, workers' compensation insurance, commercial general liability insurance, business automobile insurance, umbrella excess liability insurance and "all risk" property insurance.

o Indemnification. We have agreed to indemnify Sprint and its directors, employees and agents and related parties of Sprint and their directors, employees and agents against any and all claims against any of the foregoing arising from our violation of any law, a breach by us of any representation, warranty or covenant contained in our management agreements or any other agreement between us and Sprint, our ownership of the operating assets or the actions or the failure to act of anyone employed or hired by us in the performance of any work under such agreement, except that we will not be obligated to indemnify Sprint for any claims arising solely from the negligence or willful misconduct of Sprint. Sprint has agreed to indemnify us and our directors, employees and agents against all claims against any of the foregoing arising from Sprint's violation of any law and from Sprint's breach of any representation, warranty or covenant contained in our management agreements or any other agreement between us and Sprint, except Sprint will not be obligated to indemnify us for any claims arising solely from our negligence or willful misconduct.

o Dispute resolution. If the parties cannot resolve any dispute between themselves and our management agreements do not provide a remedy, then either party may require that any dispute be resolved by a binding arbitration.

o Most favored nation clause. We generally have the right to amend our management agreements or services agreements to obtain the most favorable terms provided under a management agreement or services agreement between Sprint and a PCS Affiliate of Sprint similarly situated to us if, prior to December 31, 2006, Sprint amends the terms of any of those agreements to provide such terms. This right is only effective, however, if we agree to accept all the terms and conditions set forth in the other agreements and
  (1) those agreements were not amended with a PCS Affiliate of Sprint solely because the affiliate owns the spectrum on which its network operates (unless such PCS Affiliate of Sprint acquired the spectrum from Sprint after September 1, 2003), (2) the amendments to those agreements were not compelled by a law or regulation inapplicable to us, or (3) the amendments to those agreements were not due to a change in a build-out plan. Our management agreements provide that a PCS Affiliate of Sprint similarly situated to us is one with three million or more covered POPs.

THE SERVICES AGREEMENTS. Our services agreements outline various back office services provided by Sprint and available to us for an additional fee. We have agreed to obtain certain services from Sprint until December 31, 2006. The services agreements set forth pricing terms and provide a process by which we and Sprint will renegotiate the fees paid to Sprint every three years, with the first pricing period ending on December 31, 2006. The prices currently in effect under our services agreements are effective until December 31, 2006. If we wish to obtain from a third party vendor a particular service that we currently obtain from Sprint under our services agreements, we may do so after December 31, 2006 or at the end of a subsequent three-year pricing period only if we provide Sprint with notice at least 120 days before the end of such pricing period, and, in any event, Sprint has a right of first refusal to provide the service on the same terms and conditions as the third party vendor.

Some of the services available under our services agreements include: billing, customer care, activation, credit card processing, handset logistics, voicemail, directory assistance, roaming, interconnection, pricing, long distance, handsets and clearinghouse for specified fees. We may develop an independent capability with respect to certain of the services we obtain from Sprint over time. Under our services agreements, Sprint may contract with third parties to provide expertise and services identical or similar to those to be made available or provided to us. We have agreed not to use the services performed by Sprint in connection with any other business or outside our territory. Sprint must give us nine months notice if it will no longer offer any service, and Sprint has agreed, in the event Sprint will discontinue a service that we wish to continue to receive, to use commercially reasonable efforts to help us provide the service ourself or find another vendor to provide the service and to facilitate any transition.

We have agreed with Sprint to indemnify each other as well as affiliates, officers, directors and employees for violations of law or the services agreements except for any liabilities resulting from the negligence or willful misconduct of the person seeking to be indemnified or its representatives. Our services agreements also provide that no party will be liable to the other party for special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits arising from the relationship of the parties or the conduct of business under, or breach of, such services agreement except as may otherwise be required by the indemnification provisions. Our services agreements automatically terminate upon termination of our management agreements, and neither party may terminate the services agreements for any reason other than the termination of the management agreements.

THE TRADEMARK AND SERVICE MARK LICENSE AGREEMENTS. We have a non-transferable license to use, at no additional cost to us, the Sprint brand name and "diamond" symbol, and several other U.S. trademarks and service marks such as "The Clear Alternative to Cellular" and "Clear Across the Nation" on Sprint PCS products and services. We believe that the Sprint brand name and symbols enjoy a high degree of recognition, providing us an immediate benefit in the market place. Our use of the licensed marks is subject to our adherence to quality standards determined by Sprint and use of the licensed marks in a manner that would not reflect adversely on the image of quality symbolized by the licensed marks. We have agreed to promptly notify Sprint of any infringement of any of the licensed marks within our territory of which we become aware and to provide assistance to Sprint in connection with Sprint's enforcement of its rights. We have agreed with Sprint that we will indemnify the other for losses incurred in connection with a material breach of the trademark license agreements between Sprint PCS and us. In addition, we have agreed to indemnify Sprint from any loss suffered by reason of our use of the licensed marks or marketing, promotion, advertisement, distribution, lease or sale of any Sprint products and services other than losses arising solely out of our use of the licensed marks in compliance with certain guidelines.

Sprint can terminate our trademark and service mark license agreements if we file for bankruptcy or materially breach our agreement or if our management agreements are terminated. We can terminate our trademark and service mark license agreements upon Sprint's abandonment of the licensed marks or if Sprint files for bankruptcy or our management agreements are terminated. However, Sprint can assign its interests in the licensed marks to a third party if that third party agrees to be bound by the terms of our trademark and service mark license agreements.


REGULATORY ENVIRONMENT
Regulation of the wireless telecommunications industry

The FCC can have a substantial impact upon entities that manage wireless personal communications service networks and/or provide wireless personal communications services because the FCC regulates the licensing, construction, operation, acquisition and interconnection arrangements of wireless telecommunications networks in the United States.

The FCC has promulgated a series of rules, regulations and policies to, among other things:

o grant or deny licenses for wireless personal communications service frequencies;

o grant or deny wireless personal communications service license renewals;

o rule on assignments and/or transfers of control of wireless personal communications service licenses;

o govern the interconnection of wireless personal communications service networks with other wireless and wireline service providers;

o establish access and universal service funding provisions;

o establish service requirements such as enhanced 911 service;

o impose fines and forfeitures for violations of any of the FCC's rules;

o regulate the technical standards of wireless personal communications services networks; and

o govern certain aspects of the relationships between carriers and customers, such as the use of personal information and number portability.

Through rules that became fully effective on January 1, 2003, the FCC eliminated its spectrum cap for CMRS, which include broadband wireless personal communications services, cellular and SMR. The cap previously had limited CMRS providers to 55 MHz in any geographic area. The FCC also eliminated its rule which prohibited a party from owning interests in both cellular networks in the same MSAs, though it retained the cross-interest prohibition for less populous Rural Service Areas ("RSAs"). The FCC's new rules blur the "bright line" of spectrum caps, however, and require a case-by-case analysis to determine that any proposed CMRS spectrum combination will not have an anticompetitive effect.


Transfers and assignments of wireless personal communications services licenses

The FCC must give prior approval to the assignment of, or transfers involving, substantial changes in ownership or control of a wireless personal communications service license. This means that we and our stockholder will receive advance notice of any and all transactions involved in transferring control of Sprint or the assignment of some or all of the wireless personal communications service licenses held by Sprint. The FCC proceedings afford us and our stockholder an opportunity to evaluate proposed transactions well in advance of closing, and to take actions necessary to protect their interests. Non-controlling interests in an entity that holds a wireless personal communications service license or operates wireless personal communications service networks generally may be bought or sold without prior FCC approval. In

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

addition, the FCC requires only post-consummation notification of pro forma assignments or transfers of control of certain commercial mobile radio service licenses.


Conditions of wireless personal communications services licenses

All wireless personal communications service licenses are granted for ten-year terms conditioned upon timely compliance with the FCC's build-out requirements. Pursuant to the FCC's build-out requirements, all 30 MHz broadband wireless personal communications service licensees must construct facilities that offer coverage to one-third of the population in their licensed areas within five years and to two-thirds of the population in such areas within ten years, and all 10 MHz broadband wireless personal communications services licensees must construct facilities that offer coverage to at least one-quarter of the population in their licensed areas within five years or make a showing of "substantial service" within that five-year period.

If the build-out requirements are not met, wireless personal communications service licenses could be forfeited. The FCC also requires licensees to maintain control over their licenses. Our affiliation agreements with Sprint PCS reflect management agreements that the parties believe meet the FCC requirements for licensee control of licensed spectrum.

If the FCC were to determine that our affiliation agreements with Sprint PCS need to be modified to increase the level of licensee control, we have agreed with Sprint to use our best efforts to modify the agreements to the extent necessary to cause the agreements to comply with applicable law and to preserve to the extent possible the economic arrangements set forth in the agreements. If the agreements cannot be so modified, the agreements may be terminated pursuant to their terms. The FCC could also impose monetary penalties on Sprint, and possibly revoke one or more of the Sprint licenses.


Wireless personal communications services license renewal

Wireless personal communications service licensees can renew their licenses for additional ten-year terms. Wireless personal communications service renewal applications are not subject to auctions. However, under the FCC's rules, third parties may oppose renewal applications and/or file competing applications. If one or more competing applications are filed, a renewal application will be subject to a comparative renewal hearing. The FCC's rules afford wireless personal communications services renewal applicants involved in comparative renewal hearings with a "renewal expectancy." The renewal expectancy is the most important comparative factor in a comparative renewal hearing and is applicable if the wireless personal communications service renewal applicant has:

o provided "substantial service" during its license term; and

o substantially complied with all applicable laws and FCC rules and policies.

The FCC's rules define "substantial service" in this context as service that is sound, favorable and substantially above the level of mediocre service that might minimally warrant renewal. The FCC's renewal expectancy and procedures make it very likely that Sprint will retain the wireless personal communications service licenses that we manage for the foreseeable future.


Interconnection

The FCC has the authority to order interconnection between commercial mobile radio services, commonly referred to as CMRS, providers and incumbent local exchange carriers. The FCC has ordered local exchange carriers to provide reciprocal compensation to commercial mobile radio service providers for the termination of traffic. Interconnection agreements are negotiated on a state-wide basis and are subject to state approval.

The FCC rules and rulings, as well as state proceedings, and a review by courts of such rules and rulings directly impact the nature and cost of the facilities necessary for interconnection of the PCS networks of Sprint with local, national and international telecommunications networks. They also determine the nature and amount of revenues that we and Sprint can receive for terminating calls originating on the networks of local exchange and other telecommunications carriers.

OTHER FCC REQUIREMENTS. CMRS providers, including Sprint, are required to permit manual roaming on their networks. With manual roaming, any user whose mobile phone is technically capable of connecting with a carrier's network must be able to make a call by providing a credit card number or making some other arrangement for payment. Since October 2000, the FCC has been considering changes in its rules that may terminate the manual roaming requirement and may impose automatic roaming obligations, under which users with capable equipment would be permitted to originate or terminate calls without taking action other than turning on the mobile phone.

FCC rules require that local exchange and most commercial mobile radio services providers allow customers to change service providers without changing telephone numbers, which, for wireless service providers, is referred to as wireless local number portability, or WLNP. FCC regulations that require most commercial mobile radio service providers implement WLNP in the 100 largest metropolitan areas in the United States went into effect on November 24, 2003. FCC regulations require most commercial mobile radio service providers to be able to deliver calls from their networks to ported numbers anywhere in the country and contribute to the Local Number Portability Fund. We may be liable to Sprint for any penalties that Sprint may be subject to if we are unable to comply with the FCC's WLNP regulations within a reasonable period of time. Implementation of WLNP has required wireless personal communications service providers like us and Sprint to purchase more expensive switches and switch upgrades. However, it has also enabled existing cellular customers to change to wireless personal communications services without losing their existing wireless telephone numbers, which has made it easier for wireless personal communications service providers to market their services to existing cellular users. The existence of WLNP could adversely impact our business since it makes customer defections more likely and we may not be able to replace customers who have switched to other carriers.

FCC rules permit broadband wireless personal communications service and other commercial mobile radio service providers to provide wireless local loop and other fixed services that would directly compete with the wireline services of local exchange carriers. This may create new markets and revenue opportunities for Sprint and its managers and PCS Affiliates and other wireless providers.

FCC rules require broadband personal communications services and other commercial mobile radio services providers to implement enhanced emergency 911 capabilities that provide the location of wireless 911 callers to "Public Safety Answering Points." The FCC has approved a plan proposed and amended by Sprint under which Sprint began selling specially equipped telephone handsets in 2001, with a rollout of such handsets that continued until June 30, 2003, when all new handsets activated nationwide were to be specially equipped. Sprint's plan requires that by December 31, 2005, 95% of Sprint wireless subscriber handsets in service must be equipped for the Sprint wireless enhanced 911 service. Moreover, Sprint completed its PCS network upgrade to support enhanced 911 service by December 31, 2002 and began providing a specified level of enhanced 911 service by June 30, 2002. As the required equipment becomes more functional and less expensive, emergency 911 services may afford wireless carriers substantial and attractive new service and marketing opportunities.

FCC rules include several measures designed to remove obstacles to competitive access to customers and facilities in commercial multiple tenant environments, including the following:

o Telecommunications carriers in commercial settings may not enter into exclusive contracts with building owners, including contracts that effectively restrict premises owners or their agents from permitting access to other telecommunications service providers.

o Utilities, including LECs, must afford telecommunications carriers and cable service providers reasonable and nondiscriminatory access to poles, conduits and rights-of-way owned or controlled by the utility.

The FCC has also issued a further notice of proposed rulemaking seeking comment on whether it should adopt additional rules in this area, including extending certain regulations to include residential as well as commercial buildings. The final result of this proceeding could affect the availability and pricing of sites for our antennae and those of our competitors.

COMMUNICATIONS ASSISTANCE FOR LAW ENFORCEMENT. The Communications Assistance for Law Enforcement Act ("CALEA") enacted in 1994, requires wireless personal communications service and other telecommunications service providers to ensure that their facilities, equipment and services are able to comply with authorized electronic surveillance by federal, state and local law enforcement personnel. Wireless personal communications service providers were generally required to comply with the current industry CALEA capability standard, known as J-STD-025, by June 30, 2000, and with certain additional standards by September 30, 2001. Wireless personal communications service providers who sought extensions of compliance deadlines, including Sprint, are also required to implement a "packet-mode" capability by January 30, 2004 unless the FCC acts on petitions seeking changes in its rules. Providers had to meet various other capability requirements established by the Department of Justice and Federal Bureau of Investigation as of June 30, 2002. Most wireless personal communications service providers are ineligible for federal reimbursement for the software and hardware upgrades necessary to comply with the CALEA capability and capacity requirements. In addition, the FCC is considering petitions from numerous parties to establish and implement technical compliance standards pursuant to CALEA requirements. In sum, CALEA capability and capacity requirements are likely to impose some additional switching and network costs upon Sprint and its managers and PCS Affiliates and other wireless entities.

The USA Patriot Act of 2001 included certain provisions that enable law enforcement agencies and other branches of the government to more easily acquire records and information regarding certain uses of communications facilities from telecommunications carriers, including PCS carriers.

OTHER FEDERAL REGULATIONS. Sprint and its managers and PCS Affiliates must bear the expense of compliance with FCC and Federal Aviation Administration regulations regarding the sitting, lighting and construction of transmitter towers and antennas. In addition, FCC environmental regulations may cause some of our base station locations to become subject to the additional expense of regulation under the National Environmental Policy Act. The FCC is required to implement this Act by requiring service providers to meet land use and radio emissions standards.

REVIEW OF UNIVERSAL SERVICE REQUIREMENTS. The FCC and certain states have established "universal service" programs to ensure that affordable, quality telecommunications services are available to all Americans. Sprint is required to contribute to the federal universal service program as well as existing state programs. The FCC has determined that Sprint's "contribution" to the federal universal service program is a variable percentage of "end-user telecommunications revenues." Although many states are likely to adopt a similar assessment methodology, the states are free to calculate telecommunications service provider contributions in any manner they choose as long as the process is not inconsistent with the FCC's rules. At the present time it is not possible to predict the extent of the Sprint total federal and state universal service assessments or its ability to recover from the universal service fund. However, some wireless entities are seeking state commission designation as "eligible telecommunications carriers," enabling them to receive federal and state universal service support, and are preparing to compete aggressively with wireline telephone companies for universal service revenue. Because we manage substantial rural areas for the PCS Division of Sprint, it is possible that we will receive revenues in the future from federal and state universal service support funds that are much greater than the reductions in our revenues due to universal service contributions paid by Sprint.

PARTITIONING; DISAGGREGATION. FCC rules allow broadband wireless personal communications services licensees to partition their market areas and/or to disaggregate their assigned spectrum and to transfer partial market areas or spectrum assignments to eligible third parties. These rules may enable us to purchase wireless personal communications service spectrum from Sprint and other wireless personal communications services licensees as a supplement or alternative to the existing management arrangements.

WIRELESS FACILITIES SITING. States and localities are not permitted to regulate the placement of wireless facilities so as to "prohibit" the provision of wireless services or to "discriminate" among providers of those services. In addition, so long as a wireless network complies with the FCC's rules, states and localities are prohibited from using radio frequency health effects as a basis to regulate the placement, construction or operation of wireless facilities. These rules are designed to make it possible for Sprint and its managers and Network Partners and other wireless entities to acquire necessary tower sites in the face of local zoning opposition and delays.

EQUAL ACCESS. Wireless providers are not required to provide long distance carriers with equal access to wireless customers for the provision of toll services. This enables us and Sprint to generate additional revenues by reselling the toll services of Sprint PCS and other interexchange carriers from whom we can obtain favorable volume discounts. However, the FCC is authorized to require unblocked access to toll service providers subject to certain conditions.

STATE REGULATION OF WIRELESS SERVICE. Section 332 of the Communications Act preempts states from regulating the rates and entry of commercial mobile radio service providers. Section 332 does not prohibit a state from regulating the other terms and conditions of commercial mobile services, including consumer billing information and practices, billing disputes and other consumer protection matters. However, states may petition the FCC to regulate those providers and the FCC may grant that petition if the state demonstrates that:

o market conditions fail to protect subscribers from unjust and unreasonable rates or rates that are unjustly or unreasonably discriminatory; or

o such market conditions exist and commercial mobile radio service is a replacement for a substantial portion of the landline telephone service within the state.

To date, the FCC has granted no such petition. To the extent Sprint and its managers and PCS Affiliates provide fixed wireless service, we may be subject to additional state regulation. These standards and rulings have prevented states from delaying the entry of wireless personal communications services and other wireless carriers into their jurisdictions via certification and similar requirements, and from delaying or inhibiting aggressive or flexible wireless price competition after entry.

INTERFERENCE TEMPERATURE. In November 2003, the FCC launched an inquiry aimed at establishing a new paradigm for the determination of interference to wireless services. Currently, interference measurements are based on transmitter operations. The proposed "interference temperature" would take into account interactions between transmitters and receivers, as well as all other elements of the radiofrequency environment. One goal of this proceeding is to create opportunities for other transmitters, whether licensed or unlicensed, to operate in bands that are now exclusively reserved for licensees, such as the personal communications service frequencies used by Sprint. It is too early in this proceeding to determine what effect, if any, this inquiry by the FCC will have on our business.


LEGAL PROCEEDINGS

We have been named as a defendant in a number of purported securities class actions in the United States District Court for the Southern District of New York, arising out of our IPO. Various underwriters of our IPO also are named as defendants in the actions. The action against us is one of more than 300 related class actions which have been consolidated and are pending in the same court. The complainants seek to recover damages and allege, among other things, that the registration statement and prospectus filed with the SEC for purposes of our IPO were false and misleading because they failed to disclose that the underwriters allegedly (1) solicited and received commissions from certain investors in exchange for allocating to them shares of common stock in connection with our IPO, and (2) entered into agreements with their customers to allocate such stock to those customers in exchange for the customers agreeing to purchase additional Company shares in the aftermarket at pre-determined prices. On February 19, 2003, the court granted motions by us and 115 other issuers to dismiss the claims under Rule 10b-5 of the Exchange Act which had been asserted against them. The Court denied the motions by us and virtually all of the other issuers to dismiss the claims asserted against them under Section 11 of the Securities Act. We maintain insurance coverage which may mitigate our exposure to loss in the event that this claim is not resolved in our favor.

The issuers in the IPO cases, including us, have reached an agreement in principle with the plaintiffs to settle the claims asserted by the plaintiffs against them. Under the terms of the proposed settlement, the insurance carriers for the issuers will pay the plaintiffs the difference between $1 billion and all amounts which the plaintiffs recover from the underwriter defendants by way of settlement or judgment. Accordingly, no payment on behalf of the issuers under the proposed settlement will be made by the issuers themselves. The claims against the issuers will be dismissed, and the issuers and their officers and directors will receive releases from the plaintiffs. Under the terms of the proposed settlement, the issuers will also assign to plaintiffs certain claims which they may have against the underwriters arising out of our IPO, and the issuers will also agree not to assert certain other claims which they may have against the underwriters, without plaintiffs' consent. The proposed settlement is subject to agreement among the parties on final settlement documents and the approval of the court. Prior to the approval of the court, certain parties have the right to object to the terms of the settlement.

On January 23, 2001, our board of directors, in a unanimous decision, terminated the employment of Jerry Brantley, then President and COO of the Company. On April 29, 2002, Mr. Brantley initiated litigation against us and our Chairman, David E. Sharbutt, in the District Court of Lubbock County, Texas, 22nd Judicial District, alleging wrongful termination. In the litigation, Mr. Brantley claims, among other things, that our termination of his employment was without cause under his employment agreement rather than a

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termination for non-performance. As such, Mr. Brantley's claim seeks money damages for (1) severance pay equal to one year's salary at the time of his termination, (2) the value of certain unexercised stock options he owned at the time of his termination, (3) an allegedly unpaid bonus and (4) exemplary damages, as well as recovery of attorneys' fees and costs. On September 27, 2002, the Court entered an Agreed Order Compelling Arbitration. A panel of three arbitrators has been selected. We believe that there is no basis for Mr. Brantley's claim and intend to vigorously defend the lawsuit.

On January 8, 2003, a claim was made against us by Southwest Antenna and Tower, Inc. ("SWAT") in the Second Judicial District Court, County of Bernalillo, State of New Mexico, for monies due on an open account. SWAT sought to recover approximately $2.0 million from the Company relating to work performed by SWAT during 2000 for Roberts Wireless Communications, LLC, which was acquired by us in the first quarter of 2001. This claim was settled for $875,000 during the second quarter of 2003.

In November and December 2003, multiple lawsuits were filed against Alamosa Holdings and Messrs. Sharbutt and Kendall W. Cowan, our Chief Financial Officer. Steven Richardson, our Chief Operating Officer, is also a named defendant in one of the lawsuits. Each claim is a purported class action filed on behalf of a putative class of persons who and/or entities that purchased Alamosa Holdings' securities between January 9, 2001 and June 13, 2002, inclusive, and seeks recovery of compensatory damages, fees and costs. The cases allege violations of Sections 10(b) and 20(a) of the Exchange Act, and Rule 10b-5 promulgated thereunder. Additionally, certain of the suits allege violations of Sections 11, 12(a) and 15 of the Securities Act and seek rescission or rescissory damages in connection with Alamosa Holdings' November 2001 common stock offering. The suits allege, among other things, that Alamosa Holdings' filings with the SEC and press releases issued during the relevant period were false and misleading because they failed to disclose and/or misrepresented that Alamosa Holdings allegedly (1) was increasing its subscriber base by relaxing credit standards for new customers, (2) had been experiencing high involuntary disconnections from high credit risk customers that allegedly produced tens of millions of dollars of impaired receivables on its financial statements, and (3) had experienced lower subscription growth due to tightened credit standards that required credit-challenged customers to pay deposits upon the initiation of services. Each lawsuit was filed in the United States District Court for the Northern District of Texas, in either the Lubbock Division or the Dallas Division. We believe that the defendants have meritorious defenses to these claims and intend to vigorously defend these actions. No discovery has been taken at this time, and the ultimate outcome is not currently predictable. There can be no assurance that the litigation will be resolved in the defendants' favor. Alamosa Holdings does not have entity coverage with respect to this litigation, so an adverse resolution could adversely affect our financial condition.

On November 26, 2003, Core Group PC filed a claim against Alamosa PCS and four other PCS Affiliates of Sprint in the United States District Court for the District of Kansas alleging copyright infringement related to the designs used in Sprint retail stores. The complainant seeks money damages and an injunction against Alamosa PCS' continued use of the alleged copyrighted designs. We have not been served with notice of this claim and have made no assessment with respect to its merits.


PROPERTIES

Our headquarters are located in Lubbock, Texas, and we lease office space for our headquarters and other parts of our operations, primarily for our retail stores, base stations and switching centers, in a number of locations. As of September 30, 2003, we leased 61 retail stores and nine switching centers. We also leased space on 1,490 wireless towers and owned 47 wireless towers. We co-locate with other wireless service providers on approximately 90% of our wireless towers. We believe that our facilities are adequate for our current operations and that additional leased space can be obtained if needed on commercially reasonable terms.


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LIQUIDITY AND CAPITAL RESOURCES

Unless otherwise indicated, amounts stated in dollars in this description are in thousands.


Liquidity

                                       .

                                       .

                                       .

Our capital expenditure requirements for 2004 are expected to be between $50 million and $65 million, used primarily to purchase network equipment for additional coverage and capacity in our markets. We believe that our cash on hand plus the additional liquidity that we expect to generate from our operations will be sufficient to fund these capital expenditures and to cover our working capital and debt service requirements (including dividends on Alamosa Holdings' preferred stock) for at least the next 12 months.


                                       .

                                       .

                                       .

Debt exchange

In an effort to proactively manage our capital structure and align it with recent operating trends in the wireless telecommunications industry, we completed an exchange of our publicly traded debt in November 2003. In the event that the debt exchange was not completed, we had the option, but not the obligation, to complete a restructuring pursuant to a prepackaged plan of reorganization under Chapter 11 of the United States Bankruptcy Code. Pursuant to the debt exchange, we exchanged outstanding notes from existing noteholders amounting to approximately $343.6 million or 98% of the 12 7/8% senior discount notes, $238.4 million or 95% of the 12 1/2% senior notes and $147.5 million or 98% of the 13 5/8% senior notes.

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Holders who tendered their 12 7/8% senior discount notes received, for each
$1,000 accreted amount of such notes tendered, as of the completion of the debt exchange, (1) $650 in original issue amount of our new 12% senior discount notes and (2) one share of Alamosa Holdings' series B preferred stock with a liquidation preference of $250 per share. Holders of our 12 1/2% senior notes and our 13 5/8% senior notes who tendered their notes received, for each $1,000 principal amount of such notes tendered, (1) $650 in principal amount of our new 11% senior notes and (2) one share of Alamosa Holdings' series B preferred stock with a liquidation preference of $250 per share.

Holders of Alamosa Holdings' series B preferred stock will be entitled to receive cumulative dividends at an annual rate of 7.5% of the $250 per share liquidation preference. Dividends will be payable quarterly in arrears on the last calendar day of each January, April, July and October commencing on January 31, 2004. Until July 31, 2008, Alamosa Holdings will have the option to pay dividends on the series B preferred stock in (1) cash, (2) shares of the Alamosa Holdings' series C convertible preferred stock, (3) shares of Alamosa Holdings common stock or (4) a combination thereof. After July 31, 2008, all dividends on the series B preferred stock will be payable in cash only. The source of any funds to pay cash dividends on Alamosa Holdings' preferred stock will be dividends from us and our operating subsidiaries. The series C convertible preferred stock has essentially the same terms as the series B preferred stock with the exception of the conversion rate, as discussed below.

Each share of series B preferred stock and series C convertible preferred stock is convertible at the holder's option and at any time into shares of Alamosa Holdings common stock. The series B preferred stock is convertible at $3.40 per share and the series C convertible preferred stock is convertible at $4.25 per share.

Beginning on the third anniversary of the date of original issuance of the series B preferred stock, Alamosa Holdings has the option to redeem outstanding shares of the series B preferred stock and series C convertible preferred stock for cash. The initial redemption price will be 125% of the $250 per share liquidation preference, reduced by 5% annually thereafter until 2011, after which time the redemption price will remain at 100%. All outstanding shares of the series B preferred stock and series C convertible preferred stock must be redeemed by Alamosa Holdings on July 31, 2013.

The consummation of the debt exchange will be accounted for under the provisions of SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings." In accordance with the provisions of SFAS No. 15, the new notes issued in the debt exchange and the series B preferred stock will be recorded at fair value. The excess of the carrying value of the existing debt tendered by noteholders over the fair value of such new notes and the series B preferred stock will reduce interest expense over the life of such new notes due to the fact that the total cash flows associated with those notes exceeds the carrying value of the old notes.

In connection with the debt exchange, on September 11, 2003, we amended the terms of the indentures governing the old notes to add Alamosa Holdings as a guarantor under the indentures. We further amended the indentures governing these notes on October 29, 2003, after receiving the requisite consents from the holders of the notes, to eliminate substantially all covenant protection under such indentures.

Concurrently with the closing of the debt exchange, we entered into amendments to certain of our affiliation agreements with Sprint PCS and an amendment to our senior secured credit facility. The amendments to our affiliation agreements with Sprint PCS (1) simplify the manner in which financial settlements are determined and settled between us and Sprint PCS, (2) settle outstanding disputed charges between us and Sprint PCS and (3) provide clarity with respect to access to information between us and Sprint PCS. The amendment to the senior secured credit facility, among other things, modified the financial maintenance ratios in that facility agreement and obtained the requisite consent of the lenders under that facility to the execution of the amendments of our affiliation agreements with Sprint PCS.


Description of our indebtedness

12% senior discount notes due 2009. In connection with the completion of our debt exchange in November 2003, we issued approximately $191 million in aggregate original issue amount of the 12% senior discount notes. The outstanding principal amount of the 12% senior discount notes will accrete at 12%, compounded semi-annually, to approximately $233.3 million at July 31, 2005. Thereafter, cash interest on the outstanding principal amount will be payable semi-annually at 12% beginning on January 31, 2006 and continuing through maturity on July 31, 2009. The 12% senior discount notes are

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unsecured and contain covenants substantially identical to the covenants set forth under "Description of notes," below.

11% senior notes due 2010. In connection with the completion of our debt exchange in November 2003, we issued $251 million in aggregate principal amount of the 11% senior notes. Cash interest on the outstanding principal amount of the 11% senior notes is payable semiannually at 11% beginning on January 31, 2004 and continuing through maturity on July 31, 2010. The 11% senior notes are unsecured and contain covenants substantially identical to the covenants set forth under "Description of notes," below.

12 7/8% senior discount notes due 2010. As a result of our debt exchange, approximately $5.4 million in accreted principal amount of our 12 7/8% senior discount notes remain outstanding. These notes will accrete to their full principal amount at maturity of $6.4 million on February 15, 2005, and thereafter cash interest on the outstanding principal amount will be payable semi-annually at 12 7/8% beginning on August 15, 2005 and continuing through maturity on February 15, 2010. The 12 7/8% senior discount notes are unsecured and contain covenants relating only to limitations on asset sales.

12 1/2% senior notes due 2011. As a result of our debt exchange, approximately $11.6 million in aggregate principal amount of our 12 1/2% senior notes remain outstanding. Cash interest on the outstanding principal amount of these notes is payable semiannually at 12 1/2% through maturity on February 1, 2011. The 12 1/2% senior notes are unsecured and contain covenants relating only to limitations on asset sales.

13 5/8% senior notes due 2011. As a result of our debt exchange, approximately $2.5 million in aggregate principal amount of our 13 5/8% senior notes remain outstanding. Cash interest on the outstanding principal amount of these notes is payable semiannually at 13 5/8% through maturity on August 15, 2011. The 13 5/8% senior notes are unsecured and contain covenants relating only to limitations on asset sales.

Senior secured credit facility. We currently have in place a senior secured credit facility that expires in February 2008. Under the terms of the facility we may borrow up to a maximum of $225 million under the senior secured credit facility, of which $200 million was outstanding at September 30, 2003. Amounts outstanding under the senior secured credit facility bear interest at a rate of LIBOR plus 4.0%. We intend to permanently repay the senior secured credit facility in its entirety from the proceeds of this offering of the senior notes.


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